Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

by and between

TECO DIVERSIFIED, INC.

and

CAMBRIAN COAL CORPORATION

Dated as of September 21, 2015

i

Exhibits

Exhibit 1.2	Mine Plan
Exhibit 2.2(b)(i)	Form of Assignment of Interests
Exhibit 2.2(b)(ii)	Consents
Exhibit 2.2(b)(iii)	Resignations
Exhibit 2.2(c)(ii)	Bonds
Exhibit 2.3(a)	Net Working Capital
Exhibit 2.4(i)	Contingent Payment Illustration
Exhibit 5.2(b)(i)	Corbin Delayed Termination Employees

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT is made and entered into and effective as of the 21st day of September, 2015 (this “Agreement”), by and between TECO Diversified, Inc., a Florida corporation (“Seller”), and Cambrian Coal Corporation, a Kentucky corporation (“Purchaser”).

RECITALS

WHEREAS, Seller is the record and beneficial owner of all the issued and outstanding membership interests (the “Interests”) of TECO Coal LLC, a Kentucky limited liability company (the “Company”);

WHEREAS, the Securities Purchase Agreement dated as of October 17, 2014, by and between Seller and Purchaser (as amended by that certain Amendment # 1 dated as of December 24, 2014, that certain Amendment #2 dated as of February 5, 2015, that certain Amendment #3 dated as of March 12, 2015 and that certain Amendment #4 dated as of April 17, 2015) has been terminated in accordance with its terms; and

WHEREAS, Purchaser desires to purchase, and Seller desires to sell to Purchaser, the Interests, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings specified or referred to in this Section 1.1.

“2015 Contingent Payment” shall have the meaning set forth in Section 2.4(b).

“2015 Contingent Payment Amount” shall have the meaning set forth in Section 2.4(b).

“2015 Contingent Payment Shortfall” means $10,000,000 less the 2015 Contingent Payment.

“2016 Contingent Payment” shall have the meaning set forth in Section 2.4(c).

“2016 Contingent Payment Amount” shall have the meaning set forth in Section 2.4(c).

“2016 Contingent Payment Cap” means (i) $10,000,000, plus (ii) the difference of (A) $10,000,000, minus (B) the 2015 Contingent Payment.

“2016 Excess Payment” means (i) the amount by which the 2016 Contingent Payment exceeds $10,000,000, if the 2016 Contingent Payment exceeds $10,000,000, and (ii) $0, if the 2016 Contingent Payment does not exceed $10,000,000.

“2017 Contingent Payment” shall have the meaning set forth in Section 2.4(d).

“2017 Contingent Payment Amount” shall have the meaning set forth in Section 2.4(d).

“2017 Contingent Payment Cap” means (i) $10,000,000, plus (ii) the difference of (A) $20,000,000, minus (B) the sum of (1) the 2015 Contingent Payment, plus (2) the 2016 Contingent Payment.

“2017 Excess Payment” means (i) the amount by which the 2017 Contingent Payment exceeds $10,000,000, if the 2017 Contingent Payment exceeds $10,000,000, and (ii) $0, if the 2017 Contingent Payment does not exceed $10,000,000.

“2018 Contingent Payment” shall have the meaning set forth in Section 2.4(e).

“2018 Contingent Payment Amount” shall have the meaning set forth in Section 2.4(e).

“2018 Contingent Payment Cap” means (i) $15,000,000 plus (ii) the difference of (A) $20,000,000, minus (B) the amount by which the sum of (1) the 2016 Contingent Payment, plus (2) the 2017 Contingent Payment, exceeds the Contingent Payment Excess Amount, provided that clause (ii) shall not be less than zero.

“2019 Contingent Payment” shall have the meaning set forth in Section 2.4(f).

“2019 Contingent Payment Amount” shall have the meaning set forth in Section 2.4(f).

“Action” means any action, claim, demand, complaint, subpoena, summons, citation, notice of violation, inquiry, investigation, audit, examination, hearing, petition, suit, arbitration, mediation or other proceeding, whether civil, criminal, administrative or otherwise, at Law or in equity, by or before any Governmental Entity.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Applications” shall have the meaning set forth in Section 5.6(b).

“Asserted Liability” shall have the meaning set forth in Section 8.4(a).

“Assumption Agreement” means that certain Assumption Agreement dated as of the date hereof, among Seller and Purchaser, pursuant to which Seller assumed and agreed to pay and satisfy as and when due, and indemnify and hold harmless Purchaser, the Company and the Company’s Subsidiaries from and against, the Excluded Liabilities, pursuant to the indemnification provisions of Article VIII.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company as at December 31, 2014.

“Balance Sheet Date” means December 31, 2014.

“Basket” shall have the meaning set forth in Section 8.2(b).

“Black Lung Benefits Trust” means the trust established pursuant to Trust Agreement, dated November 17, 2008, by and between the Company and JPMorgan Chase Bank, N.A., to satisfy, in whole or in part, the liability of the Company for, or with respect to, claims for compensation for disability or death due to pneumoconiosis under part C of title IV of the Federal Mine Safety and Health Act of 1977, as amended from time to time, or under any state law providing for such compensation.

“Black Lung Claim” means any Action asserting any right with respect to Black Lung Liabilities.

“Black Lung Liabilities” means Liabilities and Costs in respect of the Federal Coal Mine Health and Safety Act of 1969, as amended in 1972, and as further amended by the Black Lung Benefits Revenue Act of 1977, the Black Lung Benefits Reform Act of 1977, as amended in 1981, and as amended by the Patient Protection and Affordable Care Act of 2010, and all applicable regulations and judicial interpretations thereof and any corresponding state law.

“Bonds” shall have the meaning set forth in Section 3.11(f).

“Business” means the business of mining, producing and selling coal and all activities ancillary thereto, as such business is currently conducted by the Company and its Subsidiaries.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in New York, New York, Tampa, Florida or Lexington, Kentucky.

“Cash” means cash, cash equivalents, restricted cash, bank cash overdrafts, outstanding checks, deposits in transit and other book to bank differences; provided, however, Cash shall not include the Black Lung Benefits Trust or any cash in the Black Lung Benefits Trust.

“Ceiling” shall have the meaning set forth in Section 8.2(b).

“Claim Notice” shall have the meaning set forth in Section 8.4(a).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Consideration” means $0.

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“Coal Act” means the Coal Industry Retiree Health Benefit Act of 1992, 26 U.S.C. Sections 9701 et. seq., as amended.

“Coal Mining Permits” shall have the meaning set forth in Section 3.11(b).

“Coal Personalty” shall have the meaning set forth in Section 3.20(a).

“COBRA” shall have the meaning set forth in Section 3.16(g).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the recitals to this Agreement.

“Company Contracts” shall have the meaning set forth in Section 3.17(a).

“Company Employees” shall have the meaning set forth in Section 5.2(a).

“Company Leases” shall have the meaning set forth in Section 3.19(b).

“Company Plans” shall have the meaning set forth in Section 3.16(a).

“Confidentiality Agreement” means the Confidentiality Agreement, by and between Seller and Purchaser, dated December 18, 2013.

“Contingent Payment Amounts” shall have the meaning set forth in Section 2.4(f).

“Contingent Payment Dispute Notice” shall have the meaning set forth in Section 2.4(g).

“Contingent Payment Excess Amount” means the lesser of (i) the sum of the 2016 Excess Payment plus the 2017 Excess Payment, or (ii) the 2015 Contingent Payment Shortfall.

“Contingent Payments” shall have the meaning set forth in Section 2.4(f).

“Contract” means any written or oral contract, agreement, arrangement, instrument, trust document, franchise, joint venture, indenture, lease, deed, note, mortgage, purchase order, license or other legally binding commitment, understanding, arrangement or undertaking of any nature.

“Conversions” means the conversion of the Company and all of the Subsidiaries of the Company from corporations to Kentucky limited liability companies.

“Copyrights” means all works of authorship, expressions, designs and design registrations and copyrights (including all registrations and applications to register the same), together with all rights therein and all of the goodwill associated therewith.

“Corbin Delayed Termination Employees” shall have the meaning set forth in Section 5.2(b).

“Costs” mean costs, expenses and penalties.

“Current Assets” means the total consolidated current assets of the Company and its Subsidiaries as of the Closing Date, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in preparation of the audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end; provided, however, that “Current Assets” shall exclude (i) Cash, (ii) receivables from any of the Company’s or its Subsidiaries’ Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, (iii) the portion of any prepaid expense of which neither Purchaser nor the Company or any of its Subsidiaries will receive the benefit following the Closing, (iv) deferred Tax assets, (v) current derivative assets, (vi) income Tax receivables, (vii) notes receivable, and shall be net of allowance for uncollectible accounts receivable and (viii) any recoupable balance, prepaid royalty or other amount arising from or relating to the $2,000,000 “concession fee” (any such amount being referred to as the “Kentucky River Recoupable Amount”) paid by the Company or Seller or any of its Affiliates to Kentucky River Properties LLC or any of its Affiliates in connection with the Lease Amendment and Modification Agreement, dated March 2, 2015, to those certain Agreements of Lease (and amendments and supplements thereto) between Kentucky River Properties LLC or its predecessor in interest and Perry Country Coal LLC or its predecessor in interest, to wit: Lease dated March 21, 1975; Lease dated September 12, 1997; Supplement dated January 17, 2007; and Supplement dated December 15, 2010 (collectively, the “Kentucky River Properties Leases”).

“Current Liabilities” means the total consolidated current Liabilities of the Company and its Subsidiaries as of the Closing Date, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in preparation of the audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end; provided, however, that “Current Liabilities” shall exclude (i) payables to any of the Company’s or its Subsidiaries’ Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, other than payables on account of employee related expenses (including accrued salaries and payroll), (ii) deferred Tax Liabilities, (iii) Income Tax Liabilities, (iv) current derivative Liabilities, and (v) the Excluded Liabilities.

“Electronic Data Room” means the electronic data room established by Seller in connection with the transactions contemplated hereby as it exists as of the date hereof.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, deed of trust, hypothecation, charge, claim, easement, encroachment, right-of-way, option, right of first refusal, condition, equitable interest, restriction of any kind or other similar encumbrance, except for any restrictions arising under any applicable securities Laws.

“Environmental Law” means any Law relating to (i) the protection, preservation or conservation of the environment or natural resources, (ii) the protection of human health and safety as it pertains to exposure to Hazardous Substances or (iii) the handling, use, presence, transport, disposal, treatment, storage, release, discharge or threatened release or discharge of any Hazardous Substance.

“Environmental Permits” shall have the meaning set forth in Section 3.13(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 3.16(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Liabilities” shall have the meaning set forth in Section 2.5.

“Financial Statements” means (i) the audited consolidated balance sheet of the Company as at December 31, 2014 and the related audited consolidated statements of income and comprehensive income, changes in stockholder’s equity and cash flows of the Company as at, and for the fiscal period ended December 31, 2014, and (ii) the audited consolidated balance sheet of the Company as at December 31, 2013 and the related audited consolidated statements of income and comprehensive income, changes in stockholder’s equity and cash flows of the Company for the fiscal year ended December 31, 2013, including, in each case, the notes thereto.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Entity” means any federal, national, supranational, state, local, foreign or other government, or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof, including any of the foregoing that is charged with the oversight or administration of mining or producing coal.

“Governmental Filings” shall have the meaning set forth in Section 3.4.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Guarantees” means, collectively, those indemnities, performance bonds and surety bonds, performance guaranties, other guaranty obligations, keepwells, net worth maintenance agreements, reimbursement obligations, letters of comfort and other similar arrangements (other than those related to the Excluded Liabilities) to which Seller or any of its Affiliates (other than the Company and any of its Subsidiaries) is a party or by which any of them are bound in favor of, or for the benefit of, the Company or any of its Subsidiaries or the Business (other than the Letters of Credit), that are set forth in Section 5.9(b) of the Seller Disclosure Schedule.

“Hazardous Substance” means any substance, including any gas or liquid, that is (i) listed, classified, regulated, designated, or defined (whether by definition or reference to characteristic) pursuant to any Law to be a pollutant, contaminant, waste, hazardous waste, hazardous substance, hazardous material, toxic substance, deleterious substance, dangerous good or similar designation, (ii) any petroleum or petroleum hydrocarbons, or any fraction or by-product thereof, (iii) any asbestos-containing material that contains greater than 1% asbestos, (iv) any polychlorinated biphenyls in any form or condition regulated under Law, and (v) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means any U.S. or non-U.S. federal, state or local income, profits or other similar Tax (but only if determined by reference to income, gross income, net income, gross margin or other measure of profit), including any interest, penalties or other additions thereto; provided, however, that Income Tax shall not include any Tax determined in whole or in part by reference to net worth.

“Income Tax Return” means any Tax Return with respect to Income Tax.

“Indebtedness” means the following: (i) all indebtedness for borrowed money (other than trade payables arising in the Ordinary Course of Business), including all accrued and unpaid interest thereon; (ii) except for the Bonds, all other obligations evidenced by bonds, debentures, notes or similar instruments, including all accrued and unpaid interest thereon; (iii) all capitalized lease obligations that are or are required to be classified as a Liability on a balance sheet prepared in accordance with GAAP; and (iv) all direct obligations under surety bonds, performance bonds or similar bonds, letters of credit and guarantees, in each case in this clause (iv) solely to the extent drawn or outstanding.

“Indemnified Party” shall have the meaning set forth in Section 8.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.4(a).

“Independent Accounting Firm” means Ernst & Young LLP, or if such firm is not available or is unwilling to serve, then a mutually acceptable expert in public accounting upon which Purchaser and Seller mutually agree.

“Insurance Policies” shall have the meaning set forth in Section 3.18.

“Intellectual Property” means all Trademarks, Patents, Copyrights and Trade Secrets.

“Interim Period” means the period commencing on the Closing Date and continuing through the date by which all Permit Approvals are obtained.

“Interests” shall have the meaning set forth in the recitals to this Agreement.

“IRS” means the Internal Revenue Service.

“Knowledge of Seller” or “Seller’s Knowledge” (or similar phrases) means the actual knowledge of the individuals listed on Section 1.1 of the Seller Disclosure Schedule after reasonable inquiry.

“Law” means any statute, code, rule, regulation, ordinance, constitution, treaty, common law, order, writ, judgment, injunction, decree, stipulation, determination, award, other requirement or rule of law of any Governmental Entity in effect on the Closing Date.

“Leased Real Property” shall have the meaning set forth in Section 3.19(b).

“Letters of Credit” means, collectively, all letters of credit issued in connection with the Business (other than those related to Excluded Liabilities) for which Seller or any of its Affiliates (other than the Company and any of its Subsidiaries) is an applicant, that are set forth in Section 5.9(a) of the Seller Disclosure Schedule.

“Liabilities” means all liabilities, debts, obligations or commitments of every type and trade, whether matured or unmatured, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, asserted or unasserted, direct or indirect, or otherwise.

“Losses” shall have the meaning set forth in Section 8.2(a).

“Marks” shall have the meaning set forth in Section 5.10(b).

“Material Adverse Effect” means any change or event that has or would be reasonably expected to have a material adverse effect on the results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Material Adverse Effect, nor shall any change or event relating to any of the following be taken into account in determining whether a Material Adverse Effect has occurred or would result: (i) general economic conditions (including financial, banking, currency and capital markets, and coal, gas, oil and other commodity prices) which do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons in the industries and markets in which the Company and its Subsidiaries operate; (ii) conditions generally affecting the industries in which the Company and any of its Subsidiaries operate which do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons in the industries and markets in which the Company and its Subsidiaries operate; (iii) changes in Law or in GAAP; (iv) any actions taken, or failures to take action, or such other changes or events, in each case, to which Purchaser has consented; (v) the commencement or material worsening of a war or armed hostilities or other national or international calamity involving the United States, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; or (vi) the announcement of, or the taking of any action contemplated by, this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including by reason of the identity of Purchaser, or any communication by Purchaser regarding the plans or intentions of Purchaser with respect to the conduct of the Business.

“Material Company Leases” shall have the meaning set forth in Section 3.19(b).

“Material Improvements” means all preparation and processing plants, load-outs and other loading facilities, rail facilities, blending facilities, storage facilities, impoundments, embankments, slopes, shafts, mine openings, and any other building or structure if such other building or structure has a replacement cost in excess of $500,000.

“Material Leased Real Property” shall have the meaning set forth in Section 3.19(b).

“Material Owned Real Property” shall have the meaning set forth in Section 3.19(a).

“MSHA” means the Federal Mine Safety and Health Act of 1977, 30 U.S.C. § 801 et seq.

“Mine Plan” means the two-year mine plans attached hereto as Exhibit 1.2.

“Net Working Capital” means (i) Current Assets minus (ii) Current Liabilities.

“Ordinary Course of Business” means the ordinary course of each of the Company’s and its Subsidiaries’ businesses, as applicable, consistent with past practice and custom (including with respect to quantity and frequency).

“Owned Real Property” shall have the meaning set forth in Section 3.19(a).

“Patents” means all patents and patent applications, including divisions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions thereof, and all rights therein.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permit Approvals” shall have the meaning set forth in Section 5.6(a).

“Permitted Encumbrance” means (i) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, construction and other similar Encumbrances arising or incurred in the Ordinary Course of Business and which are not, individually or in the aggregate, material to the Business, (ii) Encumbrances for Taxes, utilities and other governmental charges of the Company or its Subsidiaries that (A) are not yet due and payable, (B) are being contested in good faith by appropriate proceedings (but only to the extent reserved in the Financial Statements), or (C) may thereafter be paid without penalty, (iii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities which, individually or in the aggregate, do not materially interfere with, and could not reasonably be expected to materially interfere with, the present use of the Owned Real Property or the Leased Real Property or the ability of Purchaser to conduct the Business, (iv) statutory Encumbrances of landlords for amounts that are not yet due and payable, are being contested in good faith by appropriate proceedings (but only to the extent reserved in the Financial Statements) or may thereafter be paid without penalty, (v) other than with respect to Owned Real Property, Encumbrances arising under conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the Business, (vi) defects, irregularities or imperfections of title and other Encumbrances which, individually or in the aggregate, do not materially interfere with, and could not reasonably be expected to materially interfere with, the use of the Owned Real Property or the Leased Real Property or the ability of Purchaser to conduct the Business, in each case, as currently used or conducted or as contemplated to be used or conducted under the Company’s and its Subsidiaries’ Mine Plan, and (vii) Encumbrances of record affecting title to the property which, individually or in the aggregate, do not materially interfere with, and could not reasonably be expected to materially interfere with, the use of the Owned Real Property or Leased Real Property or the ability of Purchaser to conduct the Business, in each case, as currently used or conducted or as contemplated to be used or conducted under the Company’s and its Subsidiaries’ Mine Plan.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, an unlimited liability company, a trust or any other entity or organization, including a Governmental Entity.

“Plans” shall have the meaning set forth in Section 3.16(a).

“Purchase Price” means the Closing Consideration plus any Contingent Payments.

“Purchase Price Allocation” shall have the meaning set forth in Section 5.11(i).

“Purchaser” shall have the meaning set forth in the preamble of this Agreement.

“Purchaser Claim” shall have the meaning set forth in Section 8.2(b).

“Purchaser Disclosure Schedule” means the disclosure schedule of Purchaser referred to in, and delivered by Purchaser pursuant to, this Agreement.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.2(a).

“Purchaser Releasees” shall have the meaning set forth in Section 5.13.

“Real Property” means, collectively, the Material Owned Real Property and the Material Leased Real Property.

“Recoupment Period” shall have the meaning set forth in Section 5.20(a).

“Reference Price” means the arithmetic average of the “Seaborne Hard Coking Coal Contract Price (U.S. dollar per metric tonne)” on the last day available prior to each of March 31, June 30, September 30, and December 31 during a calendar year, as such price is reported by Bloomberg L.P (or any successor thereto) on the relevant page for the “Hard Coking Coal Price Index,” or if not reported thereby, Purchaser and Seller shall meet and work in good faith to agree on another pricing reference and, if Purchaser and Seller are unable to agree on such other comparable pricing reference, either party may request Ernst & Young LLP choose the comparable pricing reference by giving the other party ten (10) days prior written notice of such election to request, with any comparable pricing reference thereafter chosen by Ernst & Young LLP being final and binding upon the parties.

“Refund” shall have the meaning set forth in Section 5.11(h).

“Representatives” means a party’s respective officers, directors, managers, employees, agents and other representatives (including any accountants, legal counsel, consultants, financial advisors and other authorized representatives, whether employed by such party or independent).

“Restricted Business” means mining, processing, marketing or selling coal or leasing or otherwise acquiring coal property rights or any interest therein. Notwithstanding the foregoing, the purchase, sale, transloading, storage of and use of coal by Tampa Electric Company shall not be considered a Restricted Business. In addition, a Restricted Business shall not include any consulting services to third parties by Tampa Electric Company related to the purchase, sale, transloading, storage of and use of coal.

“Restricted Period” shall have the meaning set forth in Section 5.12(a).

“Retention Agreements” shall have the meaning set forth in Section 5.2(e).

“Retention and Contingent Separation Agreements” shall have the meaning set forth in Section 5.2(e).

“Royalties Summary” shall have the meaning set forth in Section 3.19(h)

“Safety Laws” means any Law, excluding Environmental Laws and Surface Mining Laws, or any rule of common Law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to public or employee health or safety, including, without limitation, the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. and MSHA.

“Seller” shall have the meaning set forth in the preamble of this Agreement.

“Seller Claim” shall have the meaning set forth in Section 8.3(b).

“Seller Disclosure Schedule” means the disclosure schedule of Seller referred to in, and delivered by Seller pursuant to, this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.3(a).

“Seller Releasees” shall have the meaning set forth in Section 5.13.

“Subsidiary” of any Person means, on any date, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

“Support Services” shall have the meaning set forth in Section 5.10(a).

“Surface Mining Enforcement Agency” shall have the meaning set forth in Section 3.11(b).

“Surface Mining Laws” shall have the meaning set forth in Section 3.11(b).

“Survival Period” shall have the meaning set forth in Section 8.1(c).

“Tax” means (i) any foreign, federal, provincial, state, county, local or other income, sales, use, ad valorem, transfer, excise, franchise, real and personal property, unmined mineral, gross receipt, capital stock, production, business and occupation, registration, profits, license, lease, service, service use, disability, employment, unemployment, estimated, environmental, stamp, premium, real property gains, windfall profits, customs, payroll, severance or withholding tax or other tax, duty, fee, assessment or charge imposed by any Governmental Entity, and any interest, additions or penalties related thereto, (ii) any Liability for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or as a result of being a successor or transferee of any Person, and (iii) any Liability for the payment of any amounts of the type described in the immediately preceding clause (i) or (ii) as a result of any express or implied obligation to indemnify any Person or as a result of any Liability under any Contract with any Person or any law with respect to such amounts.

“Tax Return” means any return, report, declaration, claim for refund, information return or statement or other document filed or submitted or required to be filed or submitted with or to any Governmental Entity with respect to Taxes, including any amendments thereof and any schedule or attachment thereto.

“Terminating Contracts” shall have the meaning set forth in Section 5.8(b).

“Territory” means North America.

“Title IV Plan” shall have the meaning set forth in Section 3.16(a).

“Trade Secrets” means all inventions, discoveries, trade secrets, formulas, processes, devices, technical information, know how, databases, data collections, proprietary information, confidential information or compilations of information used in a business that confer a competitive advantage over those in similar businesses who or which do not possess the foregoing.

“Trademarks” means all trademarks, service marks, brand names, logos, trade dress, design rights, trade names, business names and Internet domain names, web addresses, web pages, websites and related content, and all registrations and applications for registration of the foregoing, together with the goodwill associated with any of the foregoing and all rights in the foregoing.

“Transaction Documents” means the Transition Services Agreement and the Assumption Agreement.

“Transfer Taxes” means any sales, use, goods and services, harmonized sales, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties, fees, assessments, charges or taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the transactions contemplated hereby.

“Transition Services Agreement” means that certain Transition Services Agreement dated as of the date hereof, between TECO Services, Inc. and Purchaser.

“VEBA” shall have the meaning set forth in Section 3.16(p).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE OF INTERESTS

Section 2.1 Purchase and Sale of Interests.

(a) Simultaneously with the execution of this Agreement, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign and deliver to Purchaser, all of the Interests, free and clear of all Encumbrances.

(b) At the Closing, Purchaser shall pay, in consideration for the purchase of the Interests pursuant to Section 2.1(a), the Closing Consideration.

Section 2.2 Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur simultaneously with the execution of this Agreement and shall be effective as of the date hereof (the “Closing Date”). The Closing shall be deemed to have occurred as of 12:01 a.m. on the Closing Date for all purposes of this Agreement.

(b) At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser:

(i) an assignment of the Interests from Seller to Purchaser in the form attached as Exhibit 2.2(b)(i);

(ii) the approvals, consents and waivers that are set forth on Exhibit 2.2(b)(ii);

(iii) the consents of the members of the Company and its Subsidiaries for the removal of the directors, officers and managers set forth on Exhibit 2.2(b)(iii); and

(iv) executed copies of each of the other Transaction Documents to which Seller or the Company is a party.

(c) At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller:

(i) Reserved;

(ii) copies of the bonds to replace in all respects the bonds set forth on Exhibit 2.2(c)(ii); and

(iii) executed copies of each of the other Transaction Documents to which Purchaser is a party.

Section 2.3 Net Working Capital. Attached hereto as Exhibit 2.3(a) is Seller’s good faith estimate of the Net Working Capital as of the Closing Date.

Section 2.4 Contingent Payments.

(a) Reference Prices. Within thirty (30) days of the end of each of calendar year 2015, 2016, 2017, 2018 and 2019, Seller shall notify Purchaser of the Reference Price for the applicable calendar year, which Reference Price shall be calculated as set forth in the definition of Reference Price. Included with the notice, Seller shall provide Purchaser with an explanation of its calculation of the applicable Reference Price.

(b) Calendar Year 2015 Contingent Payment. Subject to the dispute resolution mechanism set forth in Section 2.4(g), within five (5) Business Days after Seller notifies Purchaser of the Reference Price pursuant to Section 2.4(a), Seller shall provide a calculation of the contingent payment (the “2015 Contingent Payment Amount”) for calendar year 2015 based upon the following formula: the sum of (1) the product of (i) the greater of (X) $0 and (Y) the Reference Price for calendar year 2015 minus $120, (ii) 1,500,000 and (iii) $0.25; plus (2) the product of (i) the greater of (X) $0 and (Y) the Reference Price for calendar year 2015 minus $130, (ii) 1,500,000 and (iii) $0.08. Purchaser shall be obligated to pay Seller the 2015 Contingent Payment Amount, but only up to an amount equal to $10,000,000 (the amount that Purchaser is obligated to pay is referred to as the “2015 Contingent Payment”).

(c) Calendar Year 2016 Contingent Payment. Subject to the dispute resolution mechanism set forth in Section 2.4(g), within five (5) Business Days after Seller notifies Purchaser of the Reference Price pursuant to Section 2.4(a), Seller shall provide a calculation of the contingent payment (the “2016 Contingent Payment Amount”) for calendar year 2016 based upon the following formula: the sum of (1) the product of (i) the greater of (X) $0 and (Y) the Reference Price for calendar year 2016 minus $120, (ii) 1,600,000 and (iii) $0.25; plus (2) the product of (i) the greater of (X) $0 and (Y) the Reference Price for calendar year 2016 minus $130, (ii) 1,600,000 and (iii) $0.08. Purchaser shall be obligated to pay Seller the 2016 Contingent Payment Amount, but only up to an amount equal to the 2016 Contingent Payment Cap (the amount that Purchaser is obligated to pay is referred to as the “2016 Contingent Payment”).

(d) Calendar Year 2017 Contingent Payment. Subject to the dispute resolution mechanism set forth in Section 2.4(g), within five (5) Business Days after Seller notifies Purchaser of the Reference Price pursuant to Section 2.4(a), Seller shall provide a calculation of the contingent payment (the “2017 Contingent Payment Amount”) for calendar year 2017 based upon the following formula: the sum of (1) the product of (i) the greater of (X) $0 and (Y) the Reference Price for calendar year 2017 minus $130, (ii) 1,700,000 and (iii) $0.25; plus (2) the product of (i) the greater of (X) $0 and (Y) the Reference Price for calendar year 2017 minus $140, (ii) 1,700,000 and (iii) $0.08. Purchaser shall be obligated to pay Seller the 2017 Contingent Payment Amount, but only up to an amount equal to the 2017 Contingent Payment Cap (the amount that Purchaser is obligated to pay is referred to as the “2017 Contingent Payment”).

(e) Calendar Year 2018 Contingent Payment. Subject to the dispute resolution mechanism set forth in Section 2.4(g), within five (5) Business Days after Seller notifies Purchaser of the Reference Price pursuant to Section 2.4(a), Seller shall provide a calculation of the contingent payment (the “2018 Contingent Payment Amount”) for calendar year 2018 based upon the following formula: the sum of (1) the product of (i) the greater of (X) $0 and (Y) the Reference Price for calendar year 2018 minus $140, (ii) 1,850,000 and (iii) $0.25; plus (2) the product of (i) the greater of (X) $0 and (Y) the Reference Price for calendar year 2018 minus $150, (ii) 1,850,000 and (iii) $0.08. Purchaser shall be obligated to pay Seller the 2018 Contingent Payment Amount, but only up to an amount equal to the 2018 Contingent Payment Cap (the amount that Purchaser is obligated to pay is referred to as the “2018 Contingent Payment”).

(f) Calendar Year 2019 Contingent Payment. Subject to the dispute resolution mechanism set forth in Section 2.4(g), within five (5) Business Days after Seller notifies Purchaser of the Reference Price pursuant to Section 2.4(a), Seller shall provide a calculation of the contingent payment (the “2019 Contingent Payment Amount” and together with the 2015 Contingent Payment Amount, the 2016 Contingent Payment Amount, the 2017 Contingent Payment Amount and the 2018 Contingent Payment Amount, the “Contingent Payment Amounts”) for calendar year 2019 based upon the following formula: the sum of (1) the product of (i) the greater of (X) $0 and (Y) the Reference Price for calendar year 2019 minus $150, (ii) 1,850,000 and (iii) $0.25 and (2) the product of (i) the greater of (X) $0 and (Y) the Reference Price for calendar year 2019 minus $160, (ii) 1,850,000 and (iii) $0.08. Purchaser shall be obligated to pay Seller the 2019 Contingent Payment Amount, but only up to an amount equal to $15,000,000 (the amount that Purchaser is obligated to pay is referred to as the “2019 Contingent Payment” and together with the 2015 Contingent Payment, the 2016 Contingent Payment, the 2017 Contingent Payment and the 2018 Contingent Payment, the “Contingent Payments”).

(g) Purchaser shall have five (5) Business Days following receipt of the amount of the 2015 Contingent Payment Amount, 2016 Contingent Payment Amount, 2017 Contingent Payment Amount, 2018 Contingent Payment Amount, or 2019 Contingent Payment Amount, as applicable, to notify Seller in writing if Purchaser disputes the amount of any applicable Contingent Payment or Contingent Payment Amount, including any disputes with respect to the calculation of the applicable Reference Price (the “Contingent Payment Dispute Notice”), specifying the reasons therefor in reasonable detail. In the event that Purchaser shall deliver a Contingent Payment Dispute Notice, Purchaser and Seller shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustment to the applicable Contingent Payment Amount or Contingent Payment shall be made in accordance with the written agreement of Purchaser and Seller. If Purchaser and Seller are unable to resolve any such dispute within five (5) Business Days (or such longer period as Purchaser and Seller shall mutually agree in writing) of Purchaser’s delivery of such Contingent Payment Dispute Notice, such dispute shall be resolved by the Independent Accounting Firm, and such determination shall be final and binding on the parties. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2.4(g) shall be paid by Purchaser, on the one hand, and Seller, on the other hand, based on the percentage that the amount actually contested but not awarded to Purchaser or Seller, respectively, bears to the amounts actually contested by Purchaser and Seller. The Independent Accounting Firm shall be instructed to use reasonable best efforts to perform its services with ten (10) days of submission of the dispute to it and, in any case, as promptly as practicable after such submission.

(h) Purchaser shall, within two (2) Business Days after the determination of the applicable Contingent Payment pursuant to this Section 2.4, make payment to Seller by wire transfer in immediately available funds of the amount payable by Purchaser in an amount equal to the applicable Contingent Payment.

(i) Notwithstanding any provision of this Agreement to the contrary, in no event shall the aggregate amount of the Contingent Payments that Purchaser shall be obligated to make exceed $60,000,000. An example of the calculation of a Contingent Payment Amount and a Contingent Payment is set forth on Exhibit 2.4(i). For the avoidance of doubt, it is the parties’ intent that (i) to the extent the 2015 Contingent Payment is less than $10,000,000, such shortfall can be carried over to calendar years 2016 and 2017 (but not 2018), (ii) to the extent the 2016 Contingent Payment, not taking into account any shortfall from calendar year 2015, is less than $10,000,000, such shortfall can be carried over to calendar years 2017 and 2018, (iii) to the extent the 2017 Contingent Payment, not taking into account any shortfalls from calendar years 2016 and 2017, is less than $10,000,000, such shortfall can be carried over to calendar year 2018 and (iv) no shortfalls from any prior calendar years may be carried over to calendar year 2019.

Section 2.5 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, at the Closing, Seller shall assume and agree to pay and satisfy as and when due, and indemnify and hold harmless Purchaser, the Company and its Subsidiaries from and against, all of the following Liabilities and Costs (collectively, the “Excluded Liabilities”):

(a) All Liabilities and Costs arising from or under, or relating to, any Plan (other than a Company Plan), including the TECO Energy Group Retirement Plan & TECO Energy Group Supplemental Executive Retirement Plan; and

(b) All Liabilities and Costs of the Company and its Subsidiaries arising under or from the Retention Agreements and the Retention and Contingent Separation Agreements.

For purposes of Section 5.11, in the case of any taxable period that begins before the Closing Date and includes (but does not end on) the Closing Date, Taxes of the Company and its Subsidiaries including, Taxes that are either based upon or measured by reference to income, receipts, severance, profits, capital or net worth, sales and use or similar taxes, shall be apportioned to the portion of the taxable period ending on the Closing Date based on an interim closing of the books as of the end of the day on the Closing Date. In the case of Taxes that must under applicable law be calculated on an annual or periodic basis with respect to the Company and its Subsidiaries other than those described in the preceding sentence, such Taxes shall be apportioned on a pro rata basis based upon a comparison of the number of days in such taxable period up to and including the Closing Date to the total number of days in such taxable period.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the terms set forth in Section 9.9 hereof and except as set forth in the correspondingly numbered section of the Seller Disclosure Schedule, Seller represents and warrants to Purchaser as follows:

Section 3.1 Corporate Status. Each of Seller, the Company and each Subsidiary of the Company is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of its governing jurisdiction and each (a) has all requisite corporate, limited liability company or other entity power and authority to enter into each of the Transaction Documents to which it is a party and to carry on its business as it is now being conducted and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of the Business requires it to be so qualified, except where the failure to have such power and authority or to be so qualified and in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Seller has made available to the Purchaser true and complete copies of the organizational documents applicable to each of the Company and its Subsidiaries, as amended.

Section 3.2 Authorization. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Seller and no other corporate proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and each other Transaction Document to which Seller is a party have each been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement and such other Transaction Documents constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 3.3 No Conflict. Except as set forth in Section 3.3 of the Seller Disclosure Schedule and assuming all Governmental Filings and waiting periods described in or contemplated by Section 3.4 have been obtained or made, or have expired, the execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party by Seller and the consummation by Seller of the transactions contemplated hereby and thereby will not (a) violate, breach or conflict with any applicable Law to which any of Seller, the Company or any of the Subsidiaries of the Company are subject, (b) with or without notice, lapse of time or both, conflict with, require any consent or approval under, result in a violation or breach of, or constitute a default under, result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any Company Contract or any Coal Mining Permit or Environmental Permit, (c) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any properties or other assets of the Company or any of its Subsidiaries, or (d) conflict with, breach or violate the charter, bylaws or other organizational documents of any of Seller, the Company or the Subsidiaries of the Company, other than in the case of clauses (a) – (b) above, any such violations, breaches, conflicts, defaults, accelerations, rights, creations or impositions that would not reasonably be expected to be, individually or in the aggregate, material to the Business.

Section 3.4 Governmental Filings. Except as set forth in Section 3.4 of the Seller Disclosure Schedule, no filings or registrations with, notifications to, or authorizations, consents or approvals of, or similar actions to or from any Governmental Entity (collectively, the “Governmental Filings”) are required to be obtained or made by any of Seller, the Company or any of the Subsidiaries of the Company in connection with the execution and delivery of this Agreement or the other Transaction Documents to which Seller is a party by Seller or the consummation by Seller of the transactions contemplated hereby or thereby, except (a) compliance with and filings by TECO Energy, Inc. under the Exchange Act and the rules and regulations of the New York Stock Exchange, (b) compliance with and filings, if required, under the HSR Act and any foreign antitrust or competition Law, (c) such Governmental Filings as are customarily obtained or made in connection with the transfer of interests or the change of control of ownership in coal mining companies or properties, including notices and consents relating to or in connection with Coal Mining Permits and Environmental Permits, (d) Governmental Filings that become applicable as a result of matters specifically related to Purchaser or its Affiliates, and (e) such other Governmental Filings, the failure of which to be obtained or made would not reasonably be expected to be, individually or in the aggregate, material to the Business.

Section 3.5 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of one hundred (100) membership interests, all of which are issued and outstanding. Except as set forth in Section 3.5(a)(i) of the Seller Disclosure Schedule, the Interests are duly authorized, validly issued, fully paid and nonassessable, not subject to and not issued in violation of any Contract or preemptive or similar rights, not issued in violation of any applicable Law, and held beneficially and of record by Seller, free and clear of Encumbrances. The Interests constitute all of the outstanding capital stock of the Company. Except as set forth in Section 3.5(a)(ii) of the Seller Disclosure Schedule, there are no (i) outstanding obligations, options, warrants, convertible or exchangeable securities or other rights, agreements or commitments (written, oral, contingent or otherwise) relating to the equity interests of the Company or obligating Seller or the Company to issue or sell or otherwise transfer any equity interests of the Company, (ii) outstanding obligations of the Company to split, recapitalize, repurchase, redeem or otherwise acquire any equity interests of the Company or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person or (iii) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any equity interests of the Company. Section 3.5(a)(iii) of the Seller Disclosure Schedule sets forth the Company’s jurisdiction of incorporation and each jurisdiction in which it is qualified to do business. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights.

(b) Section 3.5(b)(i) of the Seller Disclosure Schedule sets forth a true and correct list of the following information for each Subsidiary of the Company: (i) its name, (ii) its jurisdiction of incorporation or organization and each jurisdiction in which it is qualified to do business, (iii) its authorized and outstanding capital stock or other equity interests, (iv) its shareholders or members, and (v) the percentage of its outstanding capital stock or other equity interests owned by each of its shareholders or members. Except as set forth in Section 3.5(b)(ii) of the Seller Disclosure Schedule, the shares of outstanding capital stock or other equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and held beneficially and of record by the Company or a Subsidiary of the Company (as applicable), free and clear of Encumbrances. Except as set forth in Section 3.5(b)(ii) of the Seller Disclosure Schedule, the shares of outstanding capital stock or other equity interests of each Subsidiary of the Company are not subject to and have not been issued in violation of any Contract or preemptive or similar rights and have not been issued in violation of any applicable Laws. Except as set forth in Section 3.5(b)(iii) of the Seller Disclosure Schedule, there are no (A) outstanding obligations, options, warrants, convertible or exchangeable securities or other rights, agreements or commitments (written, oral, contingent or otherwise) relating to the capital stock or other equity interests of any of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell or otherwise transfer shares of the capital stock or other equity interests of any of the Subsidiaries of the Company, (B) outstanding obligations of any of the Subsidiaries of the Company to split, recapitalize, repurchase, redeem or otherwise acquire shares of their respective capital stock or other equity interests or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person or (C) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of shares of capital stock or other equity interests of any of the Subsidiaries of the Company. None of the Subsidiaries of the Company have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights.

(c) Other than the Subsidiaries of the Company listed in Section 3.5(b)(i) of the Seller Disclosure Schedule or as otherwise set forth in Section 3.5(c) of the Seller Disclosure Schedule, there are no Persons in which the Company or any of its Subsidiaries owns any equity interest. Neither the Company nor any of its Subsidiaries has made since the Balance Sheet Date or is required to make, any investment (in the form of a loan, capital contribution or otherwise) in, or advance of cash or other extension of credit to, any Person, other than loans to contract miners in the Ordinary Course of Business set forth on Section 3.5(c) of the Seller Disclosure Schedule.

(d) Seller owns, directly or indirectly, good and valid title to the Interests, free and clear of any and all Encumbrances. Upon delivery of the Interests to the Purchaser at the Closing and upon the Purchaser’s payment of the Closing Consideration therefor, good and valid title to the Interests, free and clear of all Encumbrances, will pass to the Purchaser.

Section 3.6 Financial Statements. Seller has made available to Purchaser true and complete copies of the Financial Statements. The Financial Statements were prepared in accordance with GAAP (subject, in the case of the unaudited Financial Statements, to (i) normal and recurring year-end adjustments (none of which are expected to be material to the Company’s consolidated financial position, results of operations or cash flows) and (ii) the absence of notes), consistently applied throughout the periods involved (except as disclosed in the notes thereto), and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows, as applicable, of the Company as of the dates thereof and for the periods covered thereby. The Company and its Subsidiaries maintain a standard system of accounting established and administered in all material respects in accordance with GAAP. The Net Working Capital as of the Closing is no less than $45,000,000.00.

Section 3.7 Accounts Receivable. Except as set forth on Section 3.7 of the Seller Disclosure Schedule, the accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof and prior to the Closing have arisen from transactions entered into by the Company or its Subsidiaries in the Ordinary Course of Business and are valid claims collectible in the Ordinary Course of Business and not subject to any claims of set-off or other defenses or counterclaims other than normal cash discounts, except to the extent of any allowance for bad debts or similar account established for such accounts receivable on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date and prior to the Closing, on the accounting records of the Company. Section 3.7 of the Seller Disclosure Schedule sets forth a list of all trade receivables of each of the Company and its Subsidiaries as of the Balance Sheet Date.

Section 3.8 No Undisclosed Liabilities. As of the date of this Agreement, except (a) as set forth in Section 3.8(a) of the Seller Disclosure Schedule, (b) for Liabilities that are adequately accrued or reserved against in the Balance Sheet (or reflected in the notes thereto) as of the Balance Sheet Date and (c) for Liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business which do not exceed $500,000 individually or, if any such Liabilities do exceed $500,000 individually, are set forth in Section 3.8(c) of the Seller Disclosure Schedule, the Company and its Subsidiaries do not have any Liabilities of any nature whatsoever.

Section 3.9 Absence of Certain Changes or Events. Except as set forth in Section 3.9 of the Seller Disclosure Schedule, since the Balance Sheet Date until the date of this Agreement, the Company and its Subsidiaries have conducted the Business in the Ordinary Course of Business. Without in any way limiting the foregoing, since the Balance Sheet Date, and other than (i) in the Ordinary Course of Business, (ii) as set forth in Section 3.9 of the Seller Disclosure Schedule, (iii) as set forth in the unaudited Financial Statements, or (iv) as expressly contemplated in this Agreement, there has not been, with respect to the Company or any of its Subsidiaries, any:

(a) Material Adverse Effect;

(b) amendment of its charter, by-laws or other organizational documents, other than the Conversions;

(c) split, combination or reclassification of any shares of its capital stock or other equity interests;

(d) issuance, sale or other disposition of any of its capital stock or other equity interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or other equity interests;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or other equity interests or redemption, purchase or acquisition of its capital stock or other equity interests;

(f) material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in cash management practices or policies, practices or procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, or deferral of revenue;

(h) entry into any Contract that would constitute a Company Contract;

(i) incurrence, assumption, securitization or guarantee of any Indebtedness, except unsecured current Liabilities incurred in the Ordinary Course of Business;

(j) transfer, assignment, sale or other disposition of any of the material assets shown or reflected in the Balance Sheet, other than sales of coal inventory in the Ordinary Course of Business, or cancellation of any material debts or entitlements;

(k) material damage, destruction or loss (whether or not covered by insurance) to its property;

(l) any capital investment in, or any loan to, any other Person, other than loans to contract miners in the Ordinary Course of Business listed on Section 3.5(l) of the Seller Disclosure Schedule;

(m) acceleration, termination, material modification to or cancellation of any Contract that does or would, if it existed as of the date hereof, constitute a Company Contract;

(n) any material capital expenditures outside of the capital expenditure plan set forth in Section 3.9(n) of the Seller Disclosure Schedule;

(o) imposition of any material Encumbrance upon any of its properties, capital stock, other equity interests or other assets, tangible or intangible;

(p) surrender or revocation of, or material modification to, any Coal Mining Permit or Environmental Permit;

(q) (i) grant of any material bonuses, whether monetary or otherwise, or material increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements, pursuant to the terms of any Plan in effect prior to December 31, 2013 or as required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $100,000, other than as provided for in any written agreements, pursuant to the terms of any Plan in effect prior to December 31, 2013, or as required by applicable Law, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant, other than as provided pursuant to the terms of any written agreement or any Plan in effect prior to December 31, 2013;

(r) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Company Plan or (iii) collective bargaining or other agreement with a union or other labor organization, in each case whether written or oral;

(s) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(t) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x) action to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return that would have the effect of increasing the Tax Liability or reducing any Tax asset of the Company or any of its Subsidiaries for taxable periods following the Closing (excluding in each instance the Conversions); or

(y) Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.10 Legal Proceedings. Except as set forth in Section 3.10 of the Seller Disclosure Schedule, there are no material Actions pending or, to the Knowledge of Seller, threatened by or against the Company or any Subsidiary of the Company, their properties or other assets, or any of their officers or directors in their capacity as such (or by or against Seller or any of its Affiliates and affecting the Company, any of its Subsidiaries or their respective properties or other assets), at law or in equity, or before any Governmental Entity, nor, to the Knowledge of Seller, is there any basis for any of the foregoing. There are no Actions pending, or to the Knowledge of Seller, threatened by or against Seller, the Company or any of its Subsidiaries which challenge the validity or enforceability of this Agreement or seek to rescind the transactions contemplated hereby. Except as set forth in Section 3.10 of the Seller Disclosure Schedule, to the Knowledge of Seller, none of the Company or its Subsidiaries is subject to any Governmental Order that would reasonably be expected, individually or in the aggregate, to (i) materially impact the Company, any of its Subsidiaries or the Business, or (ii) materially impair or delay Seller’s ability to perform its obligations under this Agreement.

Section 3.11 Compliance with Laws; Mining Permits.

(a) Except as set forth in Section 3.11(a) of the Seller Disclosure Schedule, the Company and its Subsidiaries have complied since December 31, 2013, and are in compliance, in all material respects, with all applicable Laws.

(b) Each of the Company and its Subsidiaries holds and is in material compliance with all permits required for the conduct of its Business, as currently conducted and as contemplated to be conducted under the Mine Plan, pursuant to the Surface Mining Control and Reclamation Act of 1977, as amended, or pursuant to an equivalent state law regulating surface mining pursuant to the provisions of 30 U.S.C. § 1253 (collectively, the “Surface Mining Laws”), including the mining plans with respect to reclamation, coal processing and related activities as submitted to the Office of Surface Mining or any state equivalent agency having jurisdiction over a state program granted primacy under the provisions of 30 U.S.C. § 1253 (the “Surface Mining Enforcement Agency”) (all such permits being referred to herein as the “Coal Mining Permits”). All of the Coal Mining Permits and all pending Coal Mining Permit applications for each of the Company and its Subsidiaries are listed on Section 3.11(b) of the Seller Disclosure Schedule and the Coal Mining Permits have been validly issued, are final and have not been revoked.

(c) All applications required to have been filed for the renewal of the Coal Mining Permits have been duly filed on a timely basis with the appropriate Surface Mining Enforcement Agency, and all other material filings required to have been made with respect to such Coal Mining Permits have been duly made on a timely basis with the appropriate Surface Mining Enforcement Agency. Except as set forth in Section 3.11(c) of the Seller Disclosure Schedule, neither the Company or any of its Subsidiaries nor Seller has received any written notice nor, to the Knowledge of Seller, any oral notice, from any Surface Mining Enforcement Agency that states that any of the pending Coal Mining Permit applications subject to the authority of such agency will not be granted without material amendments or modifications.

(d) Except as set forth in Section 3.11(d) of the Seller Disclosure Schedule, no proceeding is pending or, to the Knowledge of Seller, threatened that is reasonably likely to result in the suspension, revocation or limitation of any of the Coal Mining Permits. Neither the Company or any of its Subsidiaries nor any Person who, either alone or together with its Affiliates, owns or has owned 10% or more of the capital stock, membership interests or other equity interests of the Company or any of its Subsidiaries has been or is subject to any bond forfeiture, permit suspension, permit block or permit revocation. Neither the Company or any of its Subsidiaries nor any Person “owned or controlled” by the Company or any of its Subsidiaries or any of their respective Affiliates nor any Person which “owns or controls” the Company or any of its Subsidiaries has been notified by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act of 1977, as amended (or any comparable state statute), that it is currently (a) ineligible to receive additional surface mining permits or (b) under investigation to determine whether its eligibility to receive such permits should be revoked, i.e., “permit blocked.” As used in this Section 3.11(d), “own,” “control,” “owned” or “controlled” shall be defined as set forth in 30 C.F.R. Section 701.5 et seq.

(e) Section 3.11(e) of the Seller Disclosure Schedule contains a true and complete list of all of the citations that would prohibit or materially adversely affect the transfer or holding of any of the Coal Mining Permits or Environmental Permits, notices of non-compliance, cessation orders, notices of violation, consent decrees, and similar notices or orders that were received by any of the Company or its Subsidiaries from any Surface Mining Enforcement Agency, and which are pending and unresolved or unabated as of the date hereof. None of the Company or any of its Subsidiaries is subject to any outstanding cessation order or cease or desist order issued by any Surface Mining Enforcement Agency with respect to the Owned Real Property, Leased Real Property or the Business.

(f) Section 3.11(f) of the Seller Disclosure Schedule contains a list of all bonds, including guaranties, cash or equivalent collateral, indemnities, letters of credit, and other forms of surety, posted by and/or for the benefit of the Company or any of its Subsidiaries with respect to the Coal Mining Permits or the Environmental Permits or to secure the performance of the obligations of any of them pursuant to the Surface Mining Laws or the Environmental Laws (collectively, the “Bonds”). Except for increases in the amount of Bonds that may be required in the Ordinary Course of Business in connection with mid-term reviews of the Coal Mining Permits, the Bonds are sufficient to permit the Company and its Subsidiaries to conduct the Business, as such is conducted as of the date of this Agreement, in compliance in all material respects with all applicable Surface Mining Laws and Environmental Laws, and such Bonds are in full force and effect.

Section 3.12 Safety Matters. Except as set forth on Section 3.12 of the Seller Disclosure Schedule, to the Knowledge of Seller, the Company and its Subsidiaries have been since December 31, 2013, and are, in compliance with the Safety Laws, except for any non-compliance with Safety Laws (other than MSHA and similar state Laws) which would not be reasonably likely to result in any material Liability. To the Knowledge of Seller, Section 3.12 of the Seller Disclosure Schedule contains a list of (a) all of the material citations, notices of non-compliance, cessation orders, notices of violation, complaints, actions, proceedings, investigations, penalties, consent decrees and similar notices and orders related or applicable to any of the Company or its Subsidiaries and arising under or relating to Safety Laws (other than MSHA and any similar state Laws), whether brought or issued by a Governmental Entity or by any other Person, that remain unabated or unresolved as of the date hereof, and (b) all of the citations, notices of non-compliance, cessation orders, notices of violation, complaints, actions, proceedings, investigations, penalties, consent decrees and similar notices and orders related or applicable to any of the Company or its Subsidiaries and arising under or relating to MSHA or any similar state Laws, whether brought or issued by a Governmental Entity or by any other Person, that remain unabated or unresolved as of the date hereof. Except as set forth on Section 3.12 of the Seller Disclosure Schedule, to Seller’s Knowledge, no director, officer, or agent of the Company or any of its Subsidiaries is subject to, or has been alleged by any Governmental Entity to be subject to, any civil penalties, fines, or imprisonment for intentionally authorizing, ordering, or carrying out any violation of any Safety Laws or any order issued under any Safely Laws.

Section 3.13 Environmental Matters.

(a) Except as set forth in Section 3.13(a) of the Seller Disclosure Schedule, to the Knowledge of Seller:

(i) the Company and its Subsidiaries are in material compliance with all Environmental Laws, and have obtained, and are in material compliance with, all permits that are required under any Environmental Law (collectively “Environmental Permits”) for the operation of the Business as currently being conducted and as contemplated to be conducted under the Company’s and its Subsidiaries’ two-year mine plans;

(ii) all applications required to have been filed for the renewal of all material Environmental Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other material filings required to have been made with respect to such Environmental Permits have been duly made on a timely basis with the appropriate Governmental Entities. Neither the Seller, the Company nor any of its Subsidiaries has received any written notice or any oral notice from any Governmental Entities that states that any pending material Environmental Permit application or renewal subject to the authority of such Governmental Entity will not be granted without material amendments or modifications. All material Environmental Permits and all pending material Environmental Permit applications, including amendments and revisions of existing permits, filed by the Companies with Governmental Entities are listed on Section 3.13 to the Seller Disclosure Schedule, along with any bonds required to be filed to effectuate the permit(s);

(iii) neither the Company nor any of its Subsidiaries has caused a release or discharge of any Hazardous Substances on, under, in, from, or about the Owned Real Property or Leased Real Property that has resulted in contamination in the soils, surface water, groundwater or sediments on, under or adjacent to the Owned Real Property or Leased Real Property that: (A) is currently subject to any investigation, remediation or monitoring; or (B) would be reasonably expected to result in a Liability in excess of $75,000 to the Company or any Subsidiary of the Company pursuant to applicable Environmental Laws;

(iv) the operations of the Company and its Subsidiaries on, in or under, and use of, all of the Owned Real Property and Leased Real Property are, and have been, in material compliance with all Environmental Laws; to Seller’s Knowledge, the Owned Real Property and Leased Real Property are free of any Hazardous Substances, except for such Hazardous Substances that are present in the Ordinary Course of Business and in material compliance with Environmental Laws; neither Seller, the Company nor any of its Subsidiaries has received any written or oral communication from any Governmental Entity or from any other Person during the past three years, alleging that the Company, any of its Subsidiaries, or the Business is not in material compliance with any Environmental Law or any Environmental Permit, or that the Company, any of its Subsidiaries, or the Business is subject to any material Liability or corrective or remedial obligation arising under any Environmental Law other than matters that have been fully resolved.

(b) The Seller has furnished, or made available to Purchaser, all existing Phase I and Phase II environmental site assessments prepared during the last five years and any other material environmental reports or studies, relating to the Owned Real Property or Leased Real Property that are in the possession or control of Seller or its Affiliates (including the Company or any of its Subsidiaries).

(c) The representations and warranties set forth in Section 3.13(a) are Seller’s sole and exclusive representations and warranties related to potential Liabilities, Costs and other matters arising under Environmental Laws or relating to Environmental Permits in this Agreement.

Section 3.14 Taxes.

(a) For U.S. federal income tax purposes, the Company and each of its Subsidiaries are disregarded entities. Except as set forth in Section 3.14 of the Seller Disclosure Schedule, the Company and each of its Subsidiaries has (a) filed all Tax Returns required to be filed by them, other than those Tax Returns the failure of which to file would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (b) paid in full all Taxes shown to be due on such Tax Returns and (c) with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, have made adequate accruals for such Taxes on the Financial Statements in accordance with GAAP. Neither the Company nor any of its Subsidiaries has received any written notice of any audit, claim, assessment, levy or administrative or judicial proceeding with respect to Taxes of the Company or any of its Subsidiaries which have not been fully paid or finally settled, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There are no outstanding agreements or waivers extending the applicable statutory periods for assessment or collection of any material Taxes of the Company or any of its Subsidiaries.

(b) The Company, its Subsidiaries, and their predecessors have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been in writing made by any taxing authority in any jurisdiction where any of the Company, its Subsidiaries, or any of their predecessors does not file Tax Returns that any such entity is, or may be, subject to Tax by that jurisdiction.

Section 3.15 Labor and Employment Matters.

(a) Except as set forth in Section 3.15(a) of the Seller Disclosure Schedule, (i) none of the Company or its Subsidiaries is a party to any collective bargaining agreement or any other labor-related agreements with any labor union applicable to employees of the Company or any of its Subsidiaries, nor is any such agreement currently being negotiated, (ii) no material work stoppage involving the Company or any of its Subsidiaries is pending or, to the Knowledge of Seller, threatened by any labor dispute or Action and (iii) (x) there are no charges against the Company or any Subsidiary of the Company pending or, to the Knowledge of Seller, threatened before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices and (y) there is no unfair labor practice charge or complaint against the Company or any Subsidiary of the Company pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any comparable state, local or foreign agency.

(b) Except as set forth on Section 3.15(b) of the Seller Disclosure Schedule, the Company and its Subsidiaries (i) are in material compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, worker classification and wages and hours, workers’ compensation, black lung, nondiscrimination (including but not limited to the Civil Rights Acts of 1964 and 1991, the Age Discrimination in Employment Act of 1967 (as amended by the Older Workers Benefit Protection Act), the Americans with Disabilities Act, and the Family and Medical Leave Act), the calculation of all wages, overtime and bonuses and all other equal opportunity employment laws, in each case, with respect to employees or former employees; (ii) have withheld all amounts required by applicable Law or by agreement to be withheld from the wages, salaries and other payments to their employees, and have timely forwarded such withholdings to the appropriate taxing authority, if applicable; (iii) are not liable for any arrears of wages or any such withholding or any penalty for failure to comply with any of the foregoing; (iv) have not incurred any material Liability under, or violated, the WARN Act or any similar state law which remains unsatisfied; and (v) are not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, black lung, social security or other benefits or obligations for employees or former employees (other than any routine payment to be made in the Ordinary Course of Business).

Section 3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Seller Disclosure Schedule contains a true and complete list of each deferred compensation, supplemental compensation, incentive compensation, bonus, stock purchase, stock option and other equity compensation plan, program or agreement; each severance, golden parachute or termination pay, medical, wellness, surgical, hospitalization, life, accidental death and dismemberment, disability insurance and other “employee welfare benefit” plan, fund or program (within the meaning of section 3(1) of ERISA); each profit-sharing, stock bonus or other “employee pension benefit” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, unemployment, termination or severance agreement; and each other employee benefit plan, fund, program or agreement providing benefits or payments, including vacation, paid time off, sick leave, accident, disability, education, apprenticeship or other training program, in each case, that is sponsored, maintained or contributed to by Seller, the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which Seller, the Company or an ERISA Affiliate is party, that, in any such case, is for the benefit of any employee or former employee of the Company or any of its Subsidiaries (collectively, the “Plans”). Section 3.16(a) of the Seller Disclosure Schedule indicates which of the Plans are sponsored or maintained by the Company or any of its Subsidiaries or, in the case of Plans that are agreements, to which the

Company or any of its Subsidiaries is a party (the “Company Plans”). Each of the Plans that is subject to section 302 or Title IV of ERISA or section 412 of the Code is hereinafter referred to in this Section 3.16 as a “Title IV Plan.”

(b) Reserved.

(c) No Liability under Title IV or section 302 of ERISA has been incurred by Seller, the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such Liability, other than Liability for premiums due to the Pension Benefit Guaranty Corporation. No Title IV Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived. No Title IV Plan is a “multiemployer pension plan,” as defined in section 3(37) of ERISA, nor is any Title IV Plan a plan described in section 4063(a) of ERISA.

(d) Except as specifically provided in the documents described in this Section 3.16 and delivered to Purchaser, or as otherwise described in Section 3.16(d) of the Seller Disclosure Schedule, there are no amendments, modifications, extensions, changes in benefits or benefit structures, or other alterations that are currently in effect or that Seller or the Company have undertaken to become effective in the future to any of the Plans.

(e) Each of the Company Plans has been executed, managed and administered in material compliance with all applicable Laws, including but not limited to the applicable provisions of ERISA, the Code, and the regulations promulgated thereunder.

(f) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary thereof for periods extending beyond their retirement, disability or other termination of service, other than coverage mandated by applicable Law.

(g) Seller and the Company have fully complied with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and section 4980B of the Code, and the regulations thereunder, whether proposed or final (“COBRA”).

(h) To the Knowledge of Seller, neither Seller, the Company, any ERISA Affiliate nor any other fiduciary (as that term is defined in section 3(21) of ERISA) with respect to any of the Plans has any material Liability for any breach of any fiduciary duties under ERISA.

(i) Seller, the Company and any ERISA Affiliate have not, with respect to any of the Plans, nor has any administrator of any of the Plans, the related trusts or any trustee thereof, engaged in any prohibited transaction which could reasonably be expected to subject the Company, any of its Subsidiaries, any of the Plans, any administrator, any trustee or any party dealing with any of the Plans or any such trusts, to a tax or penalty on prohibited transactions imposed by ERISA, the Code, or to any other Liability under ERISA or the Code.

(j) Each Plan that is intended to be tax qualified under Section 401(a) of the Code is so qualified and has received or is covered by a favorable determination or opinion letter from the Internal Revenue Service, and any trusts intended to be exempt from federal income taxation under the Code are so exempt and, to the Knowledge of Seller, no facts or circumstances have occurred that would reasonably be expected to result in the loss of such qualification or exemption, or the imposition of any Liability, penalty or Tax under ERISA or the Code.

(k) Except as set forth in Section 3.16(k) of the Seller Disclosure Schedule, none of the Plans which are employee pension benefit plans nor any of the related trusts have been terminated and no event or condition has occurred which presents a material risk of termination. No Liability to the PBGC has been incurred with respect to any of the Title IV Plans; there have been no reportable events (as described in section 4043(c) of ERISA); and no event or condition has occurred which presents a material risk of termination of any of the Title IV Plans by the PBGC.

(l) No Plan is, as of the date of the most recent financial statements prepared for each such Plan, considered an “at risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA. The actuarial present value of all accrued deferred compensation entitlements of employees and former employees of the Company, its Subsidiaries and any ERISA Affiliates (and their respective beneficiaries) other than entitlements accrued pursuant to funded retirement plans subject to the provisions of section 412 of the Code are fully reflected on the Financial Statements.

(m) None of the employee pension benefit plans is, and neither the Company nor any of its Subsidiaries or ERISA Affiliates has within the ten-year period prior to the date of this Agreement contributed to, a “multiemployer plan,” as that term is defined in section 3(37) of ERISA (as particularly amended by The Multiemployer Pension Plan Amendments Act of 1980).

(n) Neither Seller nor the Company or any of its Subsidiaries or ERISA Affiliates is now liable, nor has it potential liability, under sections 4063 or 4064 of ERISA, and neither Seller nor the Company or any of its Subsidiaries or ERISA Affiliates can, whether by reason of the transactions contemplated by this Agreement or otherwise, be treated as a withdrawing substantial employer under an employee pension benefit plan to which more than one employer makes contributions by application of section 4062(e) of ERISA. Neither the Company nor any of its Subsidiaries is now subject to a requirement to provide security under section 401(a)(29) of the Code, nor shall any asset of the Company or any of its Subsidiaries be subject to a lien by reason of the provisions of section 412(n) of the Code.

(o) Reserved.

(p) Any trust or fund maintained by or contributed to by the Company, its Subsidiaries or their employees to fund an employee benefit plan (other than an employee pension benefit plan) is qualified as an exempt organization under section 501(c)(9) of the Code and the regulations thereunder as a Voluntary Employee’s Benefit Association (a “VEBA”). Any “welfare benefit fund” within the meaning of section 419(c) of the Code (including, but not limited to, any VEBA), provided by or pursuant to a Plan has been maintained in accordance with section 419 of the Code and no contributions have been made to such a fund in excess of the “qualified costs” of the benefits provided for a taxable year (within the meaning of section 419(c) of the Code), except as set forth in Section 3.16(p) of the Seller Disclosure Schedule.

(q) The Black Lung Benefits Trust has been maintained and administered in compliance with all applicable Laws, including the Code, and all contributions made to and distributions made from the Black Lung Benefits Trust have been in accordance with the terms of the Black Lung Benefits Trust and all applicable Laws.

(r) Except as set forth in Section 3.16(r) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit under any Plan, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee under any Plan or (iii) result in any payment or benefit that would, individually or in combination with any other payment or benefit, fail to be deductible as a result of Section 280G of the Code.

(s) There are no pending or, to the Knowledge of Seller, threatened or anticipated claims by or on behalf of any Company Plan, by any employee, dependent or beneficiary covered under any such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits).

(t) The representations set forth in this Section 3.16 constitute the sole and exclusive representations and warranties of Seller regarding employee benefits and pension matters, or Liabilities or compliance with Laws relating thereto.

Section 3.17 Company Contracts.

(a) Section 3.17(a) of the Seller Disclosure Schedule sets forth a true and complete list of each Contract that is in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party or by which any of them or their properties or other assets is otherwise bound, that is in any of the categories listed below (collectively, the “Company Contracts”); provided, however, that a Contract referenced by more than one description need only be listed once on the Seller Disclosure Schedule:

(i) any partnership, joint venture or similar Contract with a third party;

(ii) any employment, consulting or similar Contract requiring payment by the Company or any of its Subsidiaries;

(iii) any Contract containing a covenant not to compete or similar provision that impairs or purports to impair the ability of the Company or its Subsidiaries to freely conduct the Business or any other business in any geographic area or during any period of time;

(iv) except for Contracts with customers relating to trade receivables, any Contract evidencing, securing, guaranteeing or otherwise relating to Indebtedness in excess of $100,000;

(v) any Contract providing for any interest rate, currency, commodity or other swap, derivative, hedge, future, forward purchase or sale or other transaction similar in nature or effect;

(vi) any Contract with any Governmental Entity (including municipalities);

(vii) any Contract related to the storage, transportation, handling, loading or processing of the Company’s or any of its Subsidiaries’ coal (including railroad, barge, stock piling and loading agreements) providing for either (A) annual payments by the Company or any of its Subsidiaries in excess of $50,000 or (B) aggregate payments by the Company or any of its Subsidiaries in excess of $100,000;

(viii) any (A) coal supply agreement or coal product sales agreement providing for sales in excess of $250,000 in the aggregate or a term in excess of three years or (B) coal purchase agreement providing for purchases in excess of $250,000 in the aggregate or a term in excess of three years;

(ix) any Contract relating to the provision of contract mining by or to the Company or any of its Subsidiaries, including any Contract relating to any loans or other advances or extensions of credit to any Person providing contract mining services or the loaning, leasing, transfer or other disposition of equipment to any such Person;

(x) any Contract relating to the creation or maintenance of the Black Lung Benefits Trust;

(xi) any power of attorney that is currently effective and outstanding;

(xii) any Contract that requires the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(xiii) any Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any material amount of real property (whether by merger, sale of stock, sale of assets or otherwise) that in any such case has ongoing obligations that remain applicable to the Company or any of its Subsidiaries or that may result in any liability to the Company or any of its Subsidiaries;

(xiv) any broker, distributor, dealer, agency, sales, sales promotion, market research, marketing consultant or advertising Contract providing for (A) annual payments by the Company or any of its Subsidiaries in excess of $50,000 or (B) aggregate payments by the Company or any of its Subsidiaries in excess of $100,000;

(xv) any Contract that provides for the indemnification by the Company or any of its Subsidiaries of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(xvi) any Contract between or among the Company or any of its Subsidiaries, on the one hand, and Seller or any Affiliate of Seller (other than the Company of any of its Subsidiaries), on the other hand;

(xvii) any collective bargaining agreement or Contract with any union or other labor organization;

(xviii) any other Contract, not otherwise covered by clauses (i) through (xvii) of this Section 3.17(a), that (A) requires payments by or to the Company or any of its Subsidiaries in excess of $100,000 during the current fiscal year or $250,000 during its remaining term, in each case, which cannot be cancelled by the Company or its Subsidiaries without penalty or other payment or without more than 30 days’ notice, or (B) has an unexpired term in excess of one year; and

(xix) any written Contract to enter into any Contract of the type described in clauses (i) through (xviii) of this Section 3.17(a).

(b) Except as set forth in Section 3.17(b) of the Seller Disclosure Schedule, (i) each Company Contract (A) constitutes a valid and binding obligation of, and is in full force and effect against, the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of Seller, the other parties thereto, and (B) assuming such Company Contract is a valid and binding obligation of and enforceable against the other parties thereto, is enforceable against the Company or the Subsidiary of the Company that is a party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and (ii) none of the Company or its Subsidiaries or, to Seller’s Knowledge, any other party thereto is, or is alleged in writing to be, in material breach or default, and no event or circumstance has occurred which, with due notice or lapse of time or both, would constitute a material breach or default by the Company or its Subsidiaries or, to Seller’s Knowledge, any other party thereto or result in the termination or cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit, under any Company Contract. True and complete copies of each Company Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been delivered or made available to Purchaser or its Representatives and none of the Company Contracts has been amended or otherwise modified, except as set forth on Section 3.17(a) of the Seller Disclosure Schedule. Neither Seller or the Company nor any of the Company’s Subsidiaries has received any written notice, and Seller has no Knowledge, that any of the other parties to the Company Contracts will cancel or terminate their obligations under the Company Contracts.

(c) Neither the Company nor any of its Subsidiaries is a party to or bound by any Company Contract that is not in writing.

Section 3.18 Insurance. Section 3.18 of the Seller Disclosure Schedule sets forth a true and complete list of all current policies or binders of insurance of any type (including any self-insurance policies or programs) maintained by Seller or its Affiliates (including the Company and its Subsidiaries) and relating to the Business, properties and other assets, operations, employees, officers or directors of the Company or its Subsidiaries (for matters other than those specified in Section 3.16) (collectively, the “Insurance Policies”) and pending claims by or for the benefit of the Company or its Subsidiaries against such Insurance Policies. True and correct copies of all such Insurance Policies have been made available to Purchaser. All Insurance Policies are in full force and effect (other than any policies that cease to be in full force and effect as a result of expiring in accordance with their terms), are valid and binding in accordance with their terms. During the past five (5) years, there has been no lapse in coverage of the insurance carried by or for the benefit of the Company and its Subsidiaries in the Ordinary Course of Business. As of the date hereof, there is no claim by Seller or its Affiliates (including the Company or any of its Subsidiaries) relating to the Business, the Company, any of its Subsidiaries or their respective properties or other assets, operations, employees, officers or directors pending under any of the Insurance Policies as to which coverage has been denied or disputed in writing by the applicable insurers or in respect of which there is an outstanding reservation of rights. All premiums, deductibles and retention amounts due and payable under all Insurance Policies have been paid and the Company or its Subsidiaries, as applicable, are in material compliance with the terms and conditions of such Insurance Policies. None of the Insurance Policies provide for the payment of retroactive premiums or other experience-based liability, other than normal annual premium audit reviews for property additions, tonnage produced, payroll factors and other adjustments in the Ordinary Course of Business. To the Knowledge of Seller, neither Seller nor any of its Affiliates (including the Company and its Subsidiaries) has received any written notice of cancellation of, or alteration of coverage under, any of such Insurance Policies.

Section 3.19 Real Property.

(a) Section 3.19(a)(i) of the Seller Disclosure Schedule sets forth a materially accurate and complete list of all real property owned by the Company or any of its Subsidiaries, including but not limited to mining and surface rights (the “Owned Real Property”). Section 3.19(a)(ii) of the Seller Disclosure Schedule sets forth an accurate and complete list, citing to the recording information for the source deed, of all material Owned Real Property (the “Material Owned Real Property”). Except as set forth in Section 3.19(a)(iii) of the Seller Disclosure Schedule, the Company or one of its Subsidiaries has good and marketable title to the Material Owned Real Property, free and clear of Encumbrances (other than Permitted Encumbrances). Except as set forth in Section 3.19(a)(iv) of the Seller Disclosure Schedule, with respect to each parcel of Material Owned Real Property, (i) there are no material Contracts granting any Person (other than the Company or any of its Subsidiaries) the right of entry, use or occupancy of any portion of such parcel and (ii) there are no material outstanding rights of first refusal, rights of first offer or options to purchase such parcel or any interest therein. No Material Improvements constituting part of the Owned Real Property encroach on real property owned or leased by a Person other than the Company or its Subsidiaries. Section 3.19(a)(v) of the Seller Disclosure Schedule identifies all Material Improvements located on the Owned Real Property and the parcel on which each such improvement is located.

(b) Section 3.19(b)(i) of the Seller Disclosure Schedule sets forth a materially accurate and complete list of all of the leases, subleases and other Contracts pursuant to which the Company or any of its Subsidiaries holds a leasehold or subleasehold estate or other right to use or occupy any interest in real property, including but not limited to mining, exploration and surface rights (the “Company Leases”) and each parcel of real property in which the Company or any of its Subsidiaries is a lessee, sublessee, tenant, subtenant or occupant thereunder (the “Leased Real Property”). Section 3.19(b)(ii) of the Seller Disclosure Schedule sets forth an accurate and complete list of all material Company Leases (the “Material Company Leases”) and all material Leased Real Property (the “Material Leased Real Property”). None of the Material Company Leases has been assigned, subleased, amended or otherwise modified, except as set forth on Section 3.19(b)(ii) of the Seller Disclosure Schedule. Except as set forth on Section 3.19(b)(iii) of the Seller Disclosure Schedule, the Company or one of its Subsidiaries has good and valid leasehold title to the Material Leased Real Property, free and clear of Encumbrances (other than Permitted Encumbrances). Except as set forth in Section 3.19(b)(iv) of the Seller Disclosure Schedule, (i) each Material Company Lease (A) constitutes a valid and binding obligation of, and is in full force and effect against, the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of Seller, the other parties thereto, and (B) assuming such Company Lease is a valid and binding obligation of, and enforceable against, the other parties thereto, is enforceable against the Company or the Subsidiary of the Company that is a party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and (ii) none of the Company or its Subsidiaries or, to the Knowledge of Seller, any other party thereto is, or is alleged in writing to be, in material breach or default, and no event or circumstance has occurred which, with due notice or lapse of time or both, would constitute a material breach or default by the Company or its Subsidiaries or, to the Knowledge of Seller, any other party thereto or result in the termination or cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit, under any Material Company Lease. Neither Seller nor any of its Affiliates has received any written notice, and Seller has no Knowledge, that any counterparty will cancel, terminate, fail to perform or fail to renew its obligations under the Material Company Leases. Section 3.19(b)(v) of the Seller Disclosure Schedule identifies all Material Improvements of the Company or its Subsidiaries constituting or located on the Leased Real Property and the parcel on which each such improvement is located.

(c) Except as set forth in Section 3.19(c) of the Seller Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to any material lease, sublease, concession agreement, use and occupancy agreement, assignment or other Contract under which the Company or any of its Subsidiaries has granted any Person (other than the Company or any of its Subsidiaries) the right to enter, use or occupy any portion of the Leased Real Property, and (ii) there are no material outstanding rights of first refusal, rights of first offer or options to purchase any of the interests of the Company or its Subsidiaries in any portion of the Leased Real Property. No Material Improvements of the Company or its Subsidiaries constituting or located on the Leased Real Property encroach on real property owned or leased by a Person other than the Company or its Subsidiaries.

(d) Except as set forth in Section 3.19(d) of the Seller Disclosure Schedule, (i) to the Knowledge of Seller, no coal reserves currently mined by the Company or any of its Subsidiaries that are owned or leased by any of them are subject to the mining rights of any other Person with respect to such coal reserves, (ii) none of Seller or any of its Affiliates has received a written notice or claim contrary to such effect, and (iii) the Company and its Subsidiaries, as the case may be, have sufficient rights to access and mine such coal reserves, to the extent required by the conduct of the Business as of the date hereof.

(e) Seller has delivered or made available to Purchaser true, complete and correct copies of the deeds, leases and other Contracts (including all modifications, amendments and supplements thereto and waivers thereunder) by which the Company or its Subsidiaries acquired the Owned Real Property or the Leased Real Property and copies of all title insurance policies, opinions, abstracts and surveys, in each case to the extent the same is in the possession or control of Seller or its Affiliates relating to the Owned Real Property or the Leased Real Property.

(f) The use and operation of the Owned Real Property and the Leased Real Property and the improvements and facilities located thereon in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or Contract.

(g) To the Knowledge of Seller, the lessors, sublessors or other counterparties under the Company Leases have good and marketable title to the Material Leased Real Property.

(h) To Seller’s Knowledge, set forth on Section 3.19(h)(i) of the Seller Disclosure Schedule is an accurate and complete list in all material respects of all material overriding royalty agreements held by the Company or its Subsidiaries or to which the Leased Real Property or the Owned Real Property is subject. Section 3.19(h)(ii) of the Seller Disclosure Schedule sets forth an accurate and complete list of the recoupable balance for each Company Lease as of July 31, 2015 (“Royalties Summary”), which Royalties Summary was prepared by Seller and its Affiliates in the normal and ordinary course of business, and to Seller’s Knowledge there are no disputes relating to the balances shown thereon.

(i) There are no existing material disputes between the Company or any of its Subsidiaries and any other party to any of the Company Leases.

(j) Section 3.19(j) of the Seller Disclosure Schedule sets forth a materially accurate and complete list of exploration rights that either the Company or any of its Subsidiaries owns or holds.

(k) Except as set forth on Section 3.19(k) of the Seller Disclosure Schedule, each deed or other Contract pursuant to which the Company or any of its Subsidiaries holds any of the Material Owned Real Property has been validly recorded in the public records of each relevant county in which any portion of such Material Owned Real Property.

Section 3.20 Equipment and Other Personalty.

(a) The equipment, machinery, vehicles and other tangible personal property (other than inventories) used by the Company or its Subsidiaries in the Business is defined as the “Coal Personalty”. Section 3.20 of the Seller Disclosure Schedule contains a list of all Coal Personalty owned or leased by the Company or any of its Subsidiaries with an individual original book value, in the case of owned Coal Personalty, or fair market value at the time the original lease arrangement was executed, in the case of leased Coal Personalty, of over $100,000 and indicates for each such item of Coal Personalty whether it is owned or leased.

(b) The Company and its Subsidiaries have good and marketable title to the owned Coal Personalty, free and clear of all Encumbrances other than Permitted Encumbrances. The Company and its Subsidiaries have good and valid leasehold title to the leased Coal Personalty, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 3.21 Intellectual Property.

(a) Neither the Company nor any Subsidiaries of the Company owns any material (i) Patents, (ii) Trademarks or (iii) Copyrights. Except as set forth in Section 3.21(a) of the Seller Disclosure Schedule, the Intellectual Property owned by the Company or its Subsidiaries or used by the Company or its Subsidiaries pursuant to a license or other valid right represents all Intellectual Property necessary to the conduct of the Business as currently conducted and to the Knowledge of Seller, neither Seller nor any of its Affiliates (including the Company and its Subsidiaries) has received any written assertions or claims challenging the validity of any of the foregoing. To the Knowledge of Seller, neither the Company nor any of its Subsidiaries has granted to any other Person any license or other right to use any Intellectual Property owned by the Company or any of its Subsidiaries.

(b) Except as set forth in Section 3.21(b) of the Seller Disclosure Schedule, (i) the conduct of the Business as currently conducted does not infringe on or otherwise violate in any material respect any Person’s Intellectual Property, and there is no such claim pending or, to the Knowledge of Seller, threatened in writing against the Company or any of its Subsidiaries and (ii) to the Knowledge of Seller, no Person is infringing on or otherwise violating in any material respect any Intellectual Property owned or licensed by the Company or any of its Subsidiaries, and no such claims are pending or threatened in writing against any Person by the Company or any of its Subsidiaries.

Section 3.22 Condition and Sufficiency of Assets. Subject to the receipt of Support Services and subject to the services set forth on Section 3.22 of the Seller Disclosure Schedule, the properties and other assets owned or leased by the Company and its Subsidiaries are all the material assets used in the respective businesses of the Company and each of its Subsidiaries as such businesses have been conducted since June 30, 2014 and are presently conducted. To the Knowledge of Seller, the Coal Personalty is in the state of maintenance, repair and operating condition required in all material respects for the conduct of the Business as currently being conducted, except for any Coal Personalty that is being repaired in the Ordinary Course of Business, and is in a state of maintenance, repair and operating condition that is no worse than it was on December 31, 2014.

Section 3.23 Inventory. All inventory of the Company and each of its Subsidiaries, whether or not reflected on the Balance Sheet, consists of a quality and quantity usable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Neither the Company nor any of its Subsidiaries is in possession of any inventories not owned by the Company or its Subsidiaries, and neither the Seller nor any Affiliates (other than the Company and its Subsidiaries) is in possession of any inventories owned by the Company or any of its Subsidiaries. The inventories of the Company and its Subsidiaries are located on the premises of the Company or its Subsidiaries. All inventories of the Company and its Subsidiaries are valued at the lower of cost, computed on the first-in, first-out method, or net realizable value. Inventories that were purchased after the Balance Sheet Date were purchased in the Ordinary Course of Business at a cost not exceeding market prices prevailing at the time of purchase for items of similar quality and quantity. All inventories of the Company and its Subsidiaries are owned by the Company or its Subsidiaries free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 3.24 Reserved.

Section 3.25 Brokers’ Fees. No broker, investment banker, financial advisor or other Person, other than JPMorgan, the fees and expenses for which shall be paid by Seller, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Seller or any of its Affiliates.

Section 3.26 Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws. To the Knowledge of Seller, neither the Company nor any of its Subsidiaries has violated the U.S. Foreign Corrupt Practices Act or the anticorruption laws of any jurisdiction where the Company or its Subsidiaries do business. Each of the Company or its Subsidiaries has at all times complied with all Laws relating to export control and trade sanctions or embargoes. Neither the Company nor any of its Subsidiaries has violated the antiboycott prohibitions contained in 50 U.S.C. Sections 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 4.1 Corporate Status. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its governing jurisdiction and (a) has all requisite corporate power and authority to enter into the Transaction Documents to which it is a party and to carry on its business as it is now being conducted and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, except where the failure to have such power and authority or to be so qualified and in good standing would not reasonably be expected, individually or in the aggregate, to materially impair or delay Purchaser’s ability to perform its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

Section 4.2 Authorization. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Purchaser and no other corporate proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

This Agreement and the other Transaction Documents to which Purchaser is a party have each been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement and such other Transaction Documents each constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.3 No Conflict. Except as set forth on Section 4.3 of the Purchaser Disclosure Schedule and assuming all Governmental Filings and waiting periods described in or contemplated by Section 4.4 have been obtained or made, or have expired, the execution and delivery of this Agreement and the other Transaction Documents to which Purchaser is a party by Purchaser and the consummation by Purchaser of the transactions contemplated hereby or thereby will not (a) violate, breach or conflict with any applicable Law to which Purchaser or any of its Affiliates are subject, (b) with or without notice, lapse of time or both, conflict with, require any consent or approval under, result in a violation or breach of, or constitute a default under, result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any Contract to which Purchaser or its Affiliates is a party or by which Purchaser or its Affiliates is bound or to which the assets of Purchaser or its Affiliates are subject or (c) conflict with, breach or violate the charter, bylaws or other organizational documents of Purchaser, other than, in the case of clauses (a) and (b) above, any such violations, conflicts, breaches, defaults, accelerations or rights that would not reasonably be expected, individually or in the aggregate, to materially impair or delay Purchaser’s ability to perform its obligations under this Agreement.

Section 4.4 Governmental Filings. Except as set forth on Section 4.4 of the Purchaser Disclosure Schedule, no Governmental Filings are required to be obtained or made by Purchaser or any of its Affiliates in connection with the execution and delivery of this Agreement or the other Transaction Documents to which Purchaser is a party by Purchaser or the consummation by Purchaser of the transactions contemplated hereby or thereby, except (a) compliance with and filings, if required, under the HSR Act and any foreign antitrust or competition Law, (b) such Governmental Filings as are customarily obtained or made in connection with the transfer of interests or the change of control of ownership in coal mining companies or properties, including notices and consents relating to or in connection with Coal Mining Permits and Environmental Permits, and (c) such other Governmental Filings, the failure of which to be obtained or made would not reasonably be expected, individually or in the aggregate, to materially impair or delay Purchaser’s ability to perform its obligations under this Agreement or the other Transaction Documents.

Section 4.5 Legal Proceedings. There are no material Actions pending or, to the knowledge of Purchaser, threatened against Purchaser or its Affiliates, which (a) would reasonably be expected, individually or in the aggregate, to materially impair or delay Purchaser’s ability to perform its obligations under this Agreement or (b) challenge the validity or enforceability of this Agreement. Neither Purchaser nor any of its Affiliates is subject to any Governmental Order that would reasonably be expected, individually or in the aggregate, to materially impair or delay Purchaser’s ability to perform its obligations under this Agreement.

Section 4.6 Permitting. Neither Purchaser nor any Person who, either alone or together with its Affiliates, owns or has owned 10% or more of the capital stock, membership interests or other equity interests of Purchaser is or has been subject to any bond forfeiture, permit suspension, permit block, or permit revocation that would prohibit or materially adversely affect the transfer or holding of any of the Coal Mining Permits or Environmental Permits. Neither Purchaser nor any Person “owned or controlled” by Purchaser or any of its Affiliates nor any Person which “owns or controls” Purchaser has been notified by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act of 1977, as amended (or any comparable state statute), that it is currently (a) ineligible to receive additional surface mining permits or (b) under investigation to determine whether its eligibility to receive such permits should be revoked, i.e., “permit blocked.” As used in this Section 4.6, the terms “own,” “control,” “owned” or “controlled” shall be defined as set forth in 30 C.F.R. Section 701.5 et seq.

Section 4.7 Bonding Capacity. Purchaser has binding bonding capacity commitments from qualified sureties sufficient to replace the Bonds.

Section 4.8 Acquisition for Investment. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Purchaser’s purchase of the Interests. Purchaser is acquiring the Interests for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Interests. Purchaser acknowledges that the Interests may not be sold, transferred, offered for sale or otherwise disposed of without qualification under applicable securities Laws, except pursuant to an exemption from such qualification available under such securities Laws.

Section 4.9 Brokers’ Fees. No broker, investment banker, financial advisor or other Person, other than Deutsche Bank, the fees and expenses for which shall be paid by Purchaser, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

Section 4.10 Solvency. As of the Closing, after giving effect to the transactions contemplated by this Agreement, Purchaser will not: (a) be insolvent (either because the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liabilities on its existing debts as they mature); (b) have unreasonably small capital with which to engage in its business; or (c) have incurred debts beyond its ability to pay as they become due.

ARTICLE V

COVENANTS

Section 5.1 Reserved.

Section 5.2 Employment Matters.

(a) All employees employed by the Company and its Subsidiaries on the Closing Date are hereinafter referred to as the “Company Employees”. During the two-year period following the Closing, Purchaser shall, or shall cause its Subsidiaries to, provide to each Company Employee who is employed by Purchaser or any Subsidiary of Purchaser, for so long as such Company Employee remains so employed during such two-year period, compensation and employee benefits that, with respect to each such Company Employee, are no less favorable in the aggregate than the compensation and benefits provided to similarly situated employees of Purchaser and its Subsidiaries. From time to time after the Closing, to the extent possessed by or under the control of Seller or its Affiliates (other than the Company and its Subsidiaries) and not possessed by the Company or its Subsidiaries, Seller shall provide to Purchaser, the Company and/or the Company’s Subsidiaries (i) information and documents regarding accrued vacation, personal days, sick days, paid-time off, bonuses and any other time or payments for or to which any Company Employees may be entitled, and (ii) true and complete copies of (A) each Company Plan, any amendments thereto and any related trust or other funding vehicle; (B) material policies, practices, agreements, arrangements and other material documents relating to the Company Plans; (C) current summary plan descriptions and summaries of material modifications provided during the prior five (5) years with respect to Company Plans; (D) allocation or actuarial reports prepared for each employee pension benefit plan for the most recent three years; (E) insurance policies relating to any Company Plan; and (F) material communications in the last three years to or from the IRS (including the last three Form 5500s filed with the IRS and the most recent determination letter received from the IRS) or the United States Department of Labor and other governmental filings in each case with respect to the Company Plans.

(b) In the event that, within six (6) months of the Closing, (i) Purchaser terminates, or causes the Company, a Subsidiary of the Company or an Affiliate of Purchaser to terminate (other than for cause), any employee employed by the Company or a Subsidiary of the Company at the Corbin, Kentucky worksite and identified on Exhibit 5.2(b)(i) hereto (the “Corbin Delayed Termination Employees”) or (ii) any Corbin Delayed Termination Employee determines to voluntarily terminate his or her employment with Purchaser, the Company, a Subsidiary of the Company or an Affiliate of Purchaser, in either case, Purchaser shall pay, and

Seller shall reimburse Purchaser for, severance payable to any such Corbin Delayed Termination Employee but only up to the amount that would have been payable under Seller’s practices immediately prior to the Closing Date (if such Corbin Delayed Termination Employee had been terminated at such time), which amounts are set forth opposite such Corbin Delayed Termination Employee’s name on Exhibit 5.2(b)(i) hereto. Such severance payments and related payroll tax payments shall be made by Purchaser and reimbursed by Seller within five (5) Business Days of Purchaser notifying Seller that such payments have been made. Purchaser will not reduce any Corbin Delayed Termination Employees’ compensation for a period of at least six (6) months following the Closing.

(c) Purchaser shall, or shall cause its Subsidiaries (including, without limitation, the Company and its Subsidiaries) to give each Company Employee credit for such Company Employee’s service with the Company and its Subsidiaries for purposes of eligibility and vesting (including for purposes of vacation) under any benefit plans maintained by Purchaser or any of its Subsidiaries which are generally made available by Purchaser or any of its Subsidiaries following the Closing to employees of the Company or its Subsidiaries and in which a Company Employee participates; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(d) Purchaser shall, or shall cause its Subsidiaries (including, without limitation, the Company and its Subsidiaries) to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Purchaser or any Subsidiary of Purchaser that provides health benefits in which Company Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such employees as of the Closing under the analogous Plan, (ii) credit any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing during the portion of the calendar year prior to the Closing in satisfying any deductibles, co-payments or out-of-pocket maximums under the health plans of Purchaser or any of its Subsidiaries in which they are eligible to participate after the Closing in the same calendar year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) to the extent permitted under a benefit plan maintained by Purchaser or its Subsidiaries, waive any waiting period limitation that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation under an analogous Plan prior to the Closing.

(e) The Company has entered into Retention and Contingent Separation Agreements with the individuals set forth in Section 5.2(e) of the Seller Disclosure Schedule (collectively, the “Retention and Contingent Separation Agreements”) and Seller has entered into Retention and Confidentiality Agreements with the individuals set forth in Section 5.2(e) of the

Seller Disclosure Schedule (collectively, the “Retention Agreements”). Seller hereby acknowledges and agrees that as of the Closing, (i) the Retention and Contingent Separation Agreements and the Retention Agreements have been terminated or will be terminated within two (2) days following Closing so that no obligations exist under such Retention and Contingent Separation Agreements or such Retention Agreements following the Closing and (ii) payment and offers of any continuation of benefits required under any Retention and Contingent Separation Agreement or Retention Agreement will be made within two (2) days following Closing.

(f) Seller acknowledges and agrees that Seller has disclosed accurate actuarial estimates of Black Lung Liabilities in Section 5.2(f) of the Seller Disclosure Schedule, and that such estimates are subject to change. Purchaser agrees that it shall assume all Black Lung Liabilities and all Black Lung Claims arising thereunder, regardless of whether such Liabilities or claims, or the events or circumstances giving rise to such Liabilities or claims, whether filed or unfiled, pending or not pending, arise or are pending prior to, on or after the Closing by or on behalf of any current or former employee of the Company or its Subsidiaries who performs or at any time performed services for the Business, any dependents or heirs of any such employees or any other person or entity who asserts a claim derived from such persons. From and following the Closing, Purchaser agrees that neither Seller nor any of its Affiliates shall retain or incur any Liability with respect to Black Lung Claims or Black Lung Liabilities made or incurred by any current or former employee of the Company or its Subsidiaries who performs or at any time performed services for the Business, any dependents or heirs of any such employees or any other person or entity who asserts a claim derived from such persons, regardless of when the events or circumstances giving rise to such Liabilities or claims arose. Seller agrees that the Company shall retain the Black Lung Benefits Trust and all assets thereunder. If Purchaser is not already registered with the Department of Labor as a guarantor with respect to Black Lung Liabilities and if Purchaser intends to be self-insured regarding such Liabilities, Purchaser shall so register with the Department of Labor.

(g) The provisions of this Section 5.2 are solely for the benefit of the parties to this Agreement, and no employee or former employee of the Company or any Subsidiary thereof or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Plan or Company Plan for any purpose. The parties acknowledge and agree that nothing contained in this Agreement, including in this Section 5.2, shall require Purchaser or any Affiliate thereof (including, after the Closing Date, the Company and its Subsidiaries) to maintain the employment of any employee of the Company or any Subsidiary thereof.

Section 5.3 Reserved.

Section 5.4 Confidentiality.

(a) From and after the Closing, except as otherwise required by applicable Law, Purchaser shall, and shall cause each of the Company and its Subsidiaries to, keep confidential all proprietary or nonpublic information regarding Seller or its Affiliates (other than the Company and its Subsidiaries) of which any of Purchaser, the Company or the Subsidiaries of the Company may be aware. Notwithstanding the foregoing, confidential information shall not include information that becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives in violation of the terms hereof.

(b) From and after the Closing, except as otherwise required by applicable Law, Seller shall keep confidential all proprietary or nonpublic information regarding the Company and its Subsidiaries. Notwithstanding the foregoing, confidential information shall not include information that becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives in violation of the terms hereof.

Section 5.5 Access to Information. From and after the Closing, Purchaser shall cause the Company and its Subsidiaries to afford Seller and its Representatives reasonable access, during normal business hours and upon reasonable notice, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to their books and records to the extent reasonably required by Seller in connection with any investigation, audit, litigation, other Action or any other legitimate business purpose. In exercising its rights hereunder, each of Purchaser and Seller shall (and shall cause each of its Representatives to) conduct itself so as not to materially interfere in the conduct of the business of the Company and its Subsidiaries. Seller acknowledges and agrees that any contact by Seller or its Representatives with officers, employees or agents of the Company or its Subsidiaries after Closing shall be arranged and supervised by Representatives of Purchaser, unless Purchaser otherwise expressly consents in writing with respect to any specific unsupervised contact. From time to time after the Closing, to the extent possessed by or under the control of Seller or its Affiliates (other than the Company and its Subsidiaries) and not possessed by the Company or its Subsidiaries, Seller shall provide to Purchaser, the Company and/or the Company’s Subsidiaries such books, records, documents and other information to the extent arising from or relating to the Business as Purchaser reasonably requests.

Section 5.6 Permitting.

(a) Within thirty (30) days following the Closing, Purchaser shall create an ownership and control file with all applicable Governmental Entities necessary to facilitate the approval, by all applicable Governmental Entities, of the change of ownership and control of the Company and its Subsidiaries with respect to the Coal Mining Permits and Environmental Permits as a result of the transactions contemplated by this Agreement (the “Permit Approvals”) and shall assume primary responsibility (with the cooperation and assistance of Seller and its consultants and representatives) for preparing and assembling drafts of all Applications (as defined in Section 5.6(b) below) and other documentation to be submitted to the applicable Governmental Entities in connection with the Permit Approvals.

(b) Unless otherwise agreed upon, in writing, by the parties hereto, within thirty (30) Business Days following the Closing, (i) Purchaser and Seller shall execute and deliver to Purchaser, and Seller shall obtain and deliver to Purchaser the signatures of all contract miners used by the Company or its Subsidiaries on, all necessary applications and such other forms as may be required by applicable Governmental Entities in connection with obtaining the Permit Approvals and, to the extent required, to designate Purchaser or its Affiliates as an “operator” under the Coal Mining Permits or Environmental Permits (the “Applications”), and (ii) Seller shall obtain and deliver to Purchaser a fully executed consent from each Person that has granted a dwelling distance waiver with respect to the Coal Mining Permits or the Environmental Permits, to the extent required by applicable Law. Unless otherwise agreed upon, in writing, by the parties hereto, Purchaser shall file the Applications with the applicable Governmental Entities within fifteen (15) Business Days after receipt of executed and fully completed Applications. Any and all necessary filing fees for the Applications, the cost of advertising the filing of the Applications and any and all costs payable to any Governmental Entity in connection with the Applications shall be borne by Purchaser; otherwise, each party will bear its own costs and expenses in connection with obtaining the Permit Approvals and designating Purchaser as an operator under the Coal Mining Permits or Environmental Permits, if required.

(c) When the applicable Governmental Entities deem the Applications to be technically acceptable and complete, Purchaser shall, or shall cause its Affiliate to, post all bonds (or other appropriate collateral of a type satisfactory to the appropriate Governmental Entities) necessary to obtain the Permit Approvals and cause a full and complete release of Seller’s and its Affiliates’ bonds once the Permit Approvals are obtained. Seller and its Affiliates shall leave in place currently posted surety bonds related to the Coal Mining Permits and Environmental Permits until the Permit Approvals have been obtained. However, if after twelve (12) months from the Closing Date any of the Permit Approvals have not been obtained, Purchaser shall, if permitted by the applicable Governmental Entities, replace (at Purchaser’s sole cost and expense) all of Seller’s and its Affiliates’ remaining bonds relating to such Coal Mining Permits and Environmental Permits with respect to which the Permit Approvals have not been obtained within thirty (30) days of the end of the 12-month period.

(d) Purchaser shall take all commercially reasonable steps necessary to ensure that, as soon as reasonably practicable after the Permit Approvals are obtained, all bonds of Seller or its Affiliates (other than the Company and its Subsidiaries), all deposits, letters of credit or collateral posted as security by Seller or any of its Affiliates (other than the Company and its Subsidiaries) and any cash bonds or letters of credit posted by Seller or its Affiliates (other than the Company and its Subsidiaries) directly with the applicable Governmental Entity in connection with the Coal Mining Permits and Environmental Permits shall be refunded in full and/or returned to Seller and/or its Affiliates, as appropriate.

(e) Purchaser agrees to diligently prosecute the Application process contemplated hereby for the Permit Approvals. Without obtaining the prior written approval of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser agrees that it shall not seek in any of the Applications to change any condition of mining or reclamation obligation established in the Coal Mining Permits or Environmental Permits (other than the identity of the operator) or delete or add property to the Coal Mining Permits, if the effect of such request or modification thereto would delay or otherwise hinder obtaining prompt approval of the Applications or the release of any bonds or other security of Seller or its Affiliates, except, in each case, (i) for actions ordered by an applicable Governmental Entity, (ii) as required to abate or resolve any notice of non-compliance, (iii) as required in connection with any mid-term review or renewal of any such Coal Mining Permits or Environmental Permits, (iv) as required in connection with any pending actions, or (v) as required in connection with similar permitting developments. Purchaser and Seller agree to sign all documents reasonably required by any Governmental Entity in connection with the Permit Approvals. In the event of the denial of any Permit Approval by the appropriate Governmental Entity, Purchaser shall, at Purchaser’s expense, until such denial is reversed, use commercially reasonable efforts to diligently pursue and exhaust all administrative and judicial remedies afforded to Purchaser in the event of such denial.

(f) At the Closing, Seller shall execute and deliver to Purchaser a power of attorney in a form reasonably satisfactory to Purchaser appointing Purchaser to act as Seller’s attorney-in-fact for all purposes related to obtaining approval and/or filing notification of the change of control and/or obtaining approval of the transfer of the Coal Mining Permits and Environmental Permits to Purchaser contemplated hereby.

(g) During the Interim Period, subject to any required administrative consent or approval and any other requirement of any Governmental Entity, Seller, to the extent Seller has a legal right to do so, designates Purchaser and its Affiliates as an operator under, and grants to Purchaser and its Affiliates the right to immediately engage in mining operations and all other legally permissible activities on the premises permitted under, the Coal Mining Permits and Environmental Permits, subject to the terms and conditions of this Agreement, each Company Lease and the Coal Mining Permits and Environmental Permits. With respect to such mining operations and other legally permissible activities conducted by Purchaser, the Company and its Subsidiaries during the Interim Period, Purchaser shall operate solely as an independent contractor and not as an agent, employee, or servant of Seller. Except as otherwise provided in this Agreement, (i) all of Purchaser’s post-Closing operations pursuant to this subsection shall be at the sole cost, risk, liability and expense of Purchaser and (ii) any benefit gained from such post-Closing operations by Purchaser pursuant to this subsection shall likewise be for the sole account and benefit of Purchaser.

(h) From and after the Closing Date, Purchaser (i) shall cause the Company and its Subsidiaries to perform and remain responsible for all Liabilities associated with the Coal Mining Permits and Environmental Permits and Purchaser shall indemnify and hold harmless Seller, its Affiliates and their respective directors, officers, shareholders, employees, representatives and other agents from any Losses incurred by them which arises, during the Interim Period, out of the Coal Mining Permits and Environmental Permits or the conduct of the Business and (ii) shall be responsible for any premiums or other fees or costs associated with Seller or its Affiliates maintaining bonds or other collateral with respect to the Coal Mining Permits or the Environmental Permits. During the Interim Period, Purchaser shall, to the extent it is necessary for it to operate thereunder, operate under each Coal Mining Permit and Environmental Permit in accordance with the terms of such Coal Mining Permit and Environmental Permit and all applicable Laws and shall comply, in all material respects, with all conditions and requirements of, or pertaining to, the Coal Mining Permits and Environmental Permits, including all requirements imposed by other permits and governmental approvals granted in connection with the Coal Mining Permits and Environmental Permits.

(i) During the Interim Period, Seller and its Representatives shall have the right, but not the obligation, to the extent Purchaser has the legal right to grant such right, to enter, during normal business hours, upon providing reasonable notice and without unreasonably interfering in the operations of Purchaser and its Subsidiaries, onto the premises subject to the Coal Mining Permits and Environmental Permits for the purpose of ascertaining the condition and status of Purchaser’s, the Company’s and its Subsidiaries’ operations located on the premises subject to the Coal Mining Permits and Environmental Permits and for any other lawful purpose reasonably necessary to exercise its rights under this Agreement, including correcting, as permitted pursuant to the terms of this Agreement, any violations of any Laws pertaining to the premises subject to the Coal Mining Permits and Environmental Permits that have not been, and are not being, corrected by Purchaser. Purchaser shall cooperate in good faith and shall grant, to the extent it has the legal right to do so, Seller and its Representatives rights of ingress and egress to permit Seller to exercise its rights under this Agreement.

(j) During the Interim Period, Purchaser shall maintain insurance covering the Business, its assets, or any Liabilities relating thereto under various policies of general liability and other forms of insurance that are typical in coverage and amount for entities engaged in the Business. Such insurance shall be maintained with a reputable insurance company that customarily insures risks in the coal industry. To the extent permitted under the applicable insurance policies, Purchaser shall designate Seller as an additional insured on all such policies and shall provide Seller with a certificate of insurance or other proof reasonably satisfactory to Seller as to such insurance coverage.

(k) If any notice of violation, non-compliance or similar occurrence is issued with respect to operations under any Coal Mining Permit or Environmental Permit during the Interim Period, Purchaser shall defend such violation, non-compliance or similar occurrence and, if applicable, pay all fines associated therewith, correct such violation, non-compliance or similar occurrence, and perform all abatement measures required by any Governmental Entity. During the Interim Period, if Seller receives a notice of violation or non-compliance under or with respect to such Coal Mining Permit or Environmental Permit, Seller will, promptly and in any event within two (2) Business Days (or in the case of receipt of a cessation order, immediately), give Purchaser notice thereof. Purchaser shall have a duty to defend any violation or non-compliance and, if applicable, to pay all fines associated therewith, to correct any violation or non-compliance and to perform all abative measures required by any Governmental Entity. If Seller reasonably and in good faith determines that Purchaser will not defend any violation or non-compliance in a timely fashion, or Purchaser does not timely take all necessary actions to correct or abate any violation or non-compliance, Seller shall have the right (but not the obligation) to defend, correct and/or abate the violation or non-compliance and Purchaser shall reimburse Seller for all reasonable Costs incurred by Seller in defending, correcting or abating such violation or non-compliance, including reasonable attorney fees. Seller shall provide to Purchaser, within two (2) Business Days after receipt thereof, copies of all monthly inspection sheets received from any Governmental Entity with respect to the Coal Mining Permits or Environmental Permits or the operations or activities conducted thereon.

(l) Seller and Purchaser agree to fully cooperate with each other, and to cause their respective Affiliates, consultants and representatives to fully cooperate, in all filings, including providing any additional information and the preparation and execution of any additional documents, that may be necessary to obtain the Permit Approvals.

Section 5.7 Insurance. Purchaser acknowledges and agrees that all insurance coverage for the Company, its Subsidiaries and the Business under policies (including self-insurance policies and programs) of Seller and its Affiliates (other than the Company and its Subsidiaries) shall terminate as of the Closing and no claims may be brought thereunder by the Company or any of its Subsidiaries from and after the Closing for losses that occur after the Closing. Notwithstanding any provision of this Agreement to the contrary, the parties hereto acknowledge and agree that the Company and its Subsidiaries shall retain their rights under all such insurance coverage for all claims filed thereunder prior to the Closing and the Company or its Subsidiaries may bring claims under such policies (including self-insurance policies and programs) that are occurrence-based policies for losses that occur prior to the Closing if permitted under such policies; provided, that such claims shall be at the Company’s or its Subsidiaries’ sole cost and expense (including any applicable retentions or deductibles in connection with such claims). With respect to any claims for such coverage, the Company or its Subsidiaries shall control the claims process for any claim on which neither Seller nor any of its Affiliates (other than the Company or its Subsidiaries) is a party, and shall be entitled to any proceeds payable on such claims. With respect to any claims for such coverage on which either Seller or one or more of its Affiliates (other than the Company or its Subsidiaries) is a party, Seller shall control the claims process, but shall cooperate with the Company and its Subsidiaries and allow them to participate in such process, and the proceeds payable on any such claims shall be prorated among the claimants based on the information submitted with respect thereto. Seller shall not, and shall not permit its Affiliates to, terminate or modify any insurance policies

(including any self-insurance policies or programs), or any provision thereof, to the extent that such policies, or provisions thereof, provide coverage to the Company or its Subsidiaries for Losses arising out of or relating to events occurring at or prior to the Closing. After the Closing Date, Seller shall, and shall cause its Affiliates to, provide any cooperation needed for the Company or its Subsidiaries to utilize the coverage provided by the insurance policies (including self-insurance policies and programs) contemplated by this Section for Losses arising out of or relating to events occurring prior to the Closing.

Section 5.8 Indebtedness; Termination of Agreements.

(a) As of the Closing, all Indebtedness of (i) the Company or any of its Subsidiaries or (ii) any other Person guaranteed or secured by the Company or any of its Subsidiaries or any of their respective assets shall be discharged. It is understood and agreed by the parties that none of Seller or its Affiliates (including the Company and its Subsidiaries) shall have any obligation under this Agreement to discharge, extinguish or otherwise terminate, in whole or in part, any indemnities, performance bonds, performance or lease guarantees, letters of credit, capital leases or other leases or Contracts to which the Company or any of its Subsidiaries is party or by which any of them is bound (other than the Contracts and Indebtedness to be terminated or otherwise discharged pursuant to this Section 5.8(a), the Terminating Contracts contemplated to be terminated pursuant to Section 5.8(b) and the intercompany accounts contemplated to be settled pursuant to Section 5.8(c)).

(b) As of the Closing, except for those Contracts set forth in Section 5.8(b) of the Seller Disclosure Schedule, all Contracts between the Company or any of its Subsidiaries, on the one hand, and Seller or any of its Affiliates (other than the Company or any of its Subsidiaries), on the other hand (the “Terminating Contracts”), shall be terminated as between them and shall be without any further force and effect, and there shall be no further obligations of any of the relevant parties thereunder. Purchaser agrees to take and to cause the Company and its Subsidiaries to take, and Seller agrees to take and to cause its Affiliates (other than the Company and its Subsidiaries) to take, any action following the Closing that would be required to give effect to the termination of the Terminating Contracts.

(c) Except as set forth in Section 5.8(c) of the Seller Disclosure Schedule, all intercompany accounts, whether payables or receivables, between Seller and any of its Affiliates (other than the Company and any of its Subsidiaries), on the one hand, and the Company and any of its Subsidiaries, on the other hand, as of the Closing shall be settled (in cash or through cash capital contributions, cash distributions, cancellations or otherwise in the sole discretion of Seller, provided that no such settlement will involve the creation or distribution of any Liabilities or assets of the Company or its Subsidiaries other than Current Assets or Current Liabilities) at or prior to the Closing.

Section 5.9 Release of Letters of Credit and Guarantees.

(a) In the event Purchaser was unable, as of the Closing, to obtain substitute letters of credit to replace in all respects the Letters of Credit and obtain and deliver releases with respect thereto in accordance with the preceding sentence, Purchaser shall do so following the Closing and shall (i) obtain and deliver to Seller at the Closing one or more letters of credit in favor of Seller with an aggregate initial face amount equal to the aggregate amount as may be necessary to secure the maximum potential exposure under such continuing Letters of Credit, and otherwise on terms and conditions and from financial institutions, which in each case are reasonably satisfactory to Seller, (ii) indemnify and hold harmless each of Seller and its Affiliates (other than the Company and its Subsidiaries) from and against any and all Losses incurred by Seller or any of its Affiliates arising out or relating to such Letters of Credit and (iii) not permit the Company or any of its Subsidiaries or their Affiliates to (A) renew or extend the term of, (B) increase the obligations under, or (C) transfer to another third party, any loan, lease, Contract or other obligation for which Seller or any of its Affiliates is or would reasonably be expected to be liable under such Letters of Credit.

(b) As of the Closing, Purchaser (i) shall either (A) obtain a substitute guaranty, indemnity agreement or similar instrument to replace in all respects each Guarantee or (B) fully assume all obligations under each such Guarantee and (ii) use commercially reasonable efforts to obtain from the creditor or beneficiary of each such Guarantee and deliver to Seller a full and unconditional release of all of the obligations of Seller and its applicable Affiliates under each such Guarantee (which release shall be reasonably acceptable to Seller). In the event Purchaser was unable, as of the Closing, to obtain substitute guarantees, indemnity agreements or similar instruments to replace in all respects the Guarantees (or assumed all obligations thereunder) and obtain and deliver releases with respect thereto in accordance with the preceding sentence, Purchaser shall continue to use commercially reasonable efforts to do so following the Closing and shall (1) indemnify and hold harmless each of Seller and its Affiliates (other than the Company and its Subsidiaries) from and against any and all Losses incurred by Seller or any of its Affiliates arising out or relating to such Guarantees and (2) not permit the Company or any of its Subsidiaries or their Affiliates to (x) renew or extend the term of, (y) increase the obligations under, or (z) transfer to another third party, any loan, lease, Contract or other obligation for which Seller or any of its Affiliates is or would reasonably be expected to be liable under such Guarantees. To the extent that Seller or any of its Affiliates has performance obligations under any such Guarantee, Purchaser shall (I) perform such obligations on behalf of Seller or such Affiliates or (II) otherwise take such action as reasonably requested by Seller so as to put Seller or such Affiliates in the same position as if Purchaser, and not Seller or such Affiliates, had performed or was performing such obligations.

Section 5.10 Support Services; Names.

(a) Purchaser acknowledges that, prior to the Closing, the Company or its Subsidiaries received from Seller or its Affiliates certain corporate and other services and support, including general and administrative services, audit services, legal services, human resources services, tax services, finance services, cash management services, information technology services and support and insurance and facilities-related support (collectively, the “Support Services”). Purchaser acknowledges that, except as expressly provided in this Agreement or the Transition Services Agreement, the Support Services ceased as of the Closing and all agreements and arrangements in respect thereof terminated as of the Closing, with no further obligation of any party thereto.

(b) No later than twenty (20) days following the Closing Date, Purchaser shall cause the Company and its Subsidiaries to change their names and cause the articles of organization (or equivalent organizational document), as applicable, to be amended to remove any reference to “TECO” or any other name, Trademark or service mark used by Seller or any of its Affiliates that is set forth on Section 5.10(b) of the Seller Disclosure Schedule. Following the Closing Date, Purchaser shall, and shall cause its Affiliates (including the Company and its Subsidiaries) to, as soon as practicable, but in no event later than 120 days following the Closing Date, cease to (i) make any use of any names, Trademarks, or service marks that include (A) the terms “TECO” or any other name, Trademark, or service mark used by Seller or any of its Affiliates as set forth on Section 5.10(b) of the Seller Disclosure Schedule, or (B) any names, Trademarks, or service marks containing or comprising the foregoing, including any names, Trademarks, or service marks confusingly similar thereto or dilutive thereof (collectively, the “Marks”), and (ii) hold themselves out as having any affiliation with Seller or any of its Affiliates. In furtherance thereof, as soon as practicable but in no event later than 120 days following the Closing Date, Purchaser shall, and shall cause its Affiliates (including the Company and its Subsidiaries) to, remove, strike over or otherwise obliterate all Marks from all assets and other materials, including any business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems. Any use by Purchaser or its Affiliates (including the Company and its Subsidiaries) of any of the Marks as permitted in this Section 5.10(b) is subject to their compliance with the quality control requirements and guidelines in effect for the Marks as of the Closing Date. Purchaser shall not, and shall cause its Affiliates (including the Company and its Subsidiaries) not to, use the Marks in a manner that would be reasonably likely to reflect negatively on such name and Marks or on Seller or its Affiliates. Purchaser shall, and shall cause its Affiliates (including the Company and its Subsidiaries) to, indemnify and hold harmless Seller and any of its Affiliates from and against any Losses relating to or arising from any use by Purchaser or any of its Affiliates (including the Company and its Subsidiaries) of the Marks as permitted by this Section 5.10(b) or otherwise.

Section 5.11 Tax Matters.

(a) Seller shall prepare or cause to be prepared all Tax Returns required to be filed by the Company or any of its Subsidiaries with respect to taxable periods ending on or before the Closing Date. Any such Tax Return (excluding for these purposes Income Tax Returns) shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method. The Company shall file or cause to be filed all such Tax Returns described in the preceding sentence and shall pay or cause to be paid all Taxes shown as due on such Tax Returns to the extent such Taxes are reflected in the Net Working Capital. Any Taxes in excess of the amount reflected in the Net Working Capital will be paid by Seller.

(b) All Transfer Taxes (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Seller when due. Seller shall, at its expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).

(c) Seller shall have the right to control the conduct of any audit or administrative or judicial proceeding with respect to any Taxes of, or any Tax Return required to be filed by, the Company or any of its Subsidiaries with respect to taxable periods ending on or before the Closing Date.

(d) Seller shall indemnify and hold harmless the Purchaser Indemnified Parties (as defined in Section 8.2(a)) from and against (i) any Losses attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Section 5.11; and (ii) all Income Taxes of the Company and its Subsidiaries for all periods ending on or before the Closing Date; in each of the above cases, together with any out of pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Seller shall reimburse Purchaser for any Taxes of the Company or any of its Subsidiaries that are the responsibility of Seller pursuant to this Section 5.11 within ten Business Days after payment of such Taxes by any of the Purchase Indemnified Parties. Payments made pursuant to this Section 5.11(d) shall be treated as an adjustment to the Purchase Price unless otherwise required by Law.

(e) Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes of the Company or any of its Subsidiaries. Such cooperation shall include the retention and (upon the other party’s request) promptly providing and in all event within thirty (30) days of the request of the other party of records and information reasonably relevant to the filings of any Tax Returns and to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller shall retain all books and records with respect to Tax matters pertinent to the Company or its Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (taking into account any extensions thereof) of the respective taxable periods.

(f) Neither Purchaser nor any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) shall, without the prior written consent of Seller, such consent not to be unreasonably withheld, (i) make or change any Tax election affecting a taxable period ending on or before the Closing Date of Seller or any of its Affiliates (including, before the Closing, the Company and its Subsidiaries), (ii) amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Tax Return prepared by Seller or any of its Affiliates (including, before the Closing, the Company and its Subsidiaries) relating to a taxable period ending on or before the Closing Date, except as required by Law, (iii) carry back any Tax loss or other Tax attribute from a taxable period ending after the Closing Date to a taxable period ending on or before the Closing Date or (iv) take any action that results in any increased Tax liability (including a reduction in a refund) or reduction of any Tax asset of any of the Company or its Subsidiaries (or Seller or any of its Affiliates) in respect of a taxable period ending on or before the Closing Date, except as required by Law.

(g) Without the prior written consent of Purchaser, such consent not to be unreasonably withheld, Seller shall not with respect to any Tax period ending on or before the Closing Date, to the extent it may affect, or relate to, the Company or its Subsidiaries, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, that would have the effect of increasing the Tax Liability of Purchaser, the Company or its Subsidiaries in respect of any period commencing on or after the Closing Date. Seller agrees hold harmless and indemnify Purchaser and its Affiliates (including the Company and its Subsidiaries) against any increased Tax Liability of Purchaser and its Affiliates (including the Company and its Subsidiaries) resulting from Seller (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) making, changing or rescinding such Tax election, amending such Tax Return or taking such position on a Tax Return.

(h) If a refund of Taxes (the “Refund”) is received by or credited to the account of the Company or any of its Subsidiaries in respect of any taxable period or portion thereof ending on or before the Closing Date, Purchaser shall cause such recipient to pay the amount of the Refund to Seller.

(i) Not more than sixty (60) days after the Closing, Seller shall prepare and deliver to Purchaser a written statement setting forth the allocation for U.S. federal income Tax purposes of the Purchase Price and any Liabilities of the Company or its Subsidiaries, to the extent relevant, among the assets of the Company and its Subsidiaries in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation”). Seller shall deliver to Purchaser any documentation reasonably requested by Purchaser in connection with its review of the Purchase Price Allocation. Purchaser and Seller shall endeavor in good faith to agree on the Purchase Price Allocation. Unless otherwise agreed among Purchaser and Seller, if Purchaser and Seller have not agreed on the Purchase Price Allocation within ninety (90) days following the Closing, then any disputed matter(s) will be finally and conclusively resolved by the Independent Accounting Firm, as promptly as practicable, and such resolution(s) will be reflected in the Purchase Price Allocation. Purchaser and Seller shall each use its reasonable best efforts to furnish to the Independent Accounting Firm such work papers and other documents and information pertaining to each disputed item as the Independent Accounting Firm may request. Purchaser and Seller shall bear their own expenses in the preparation and review of the Purchase Price Allocation, except that the fees and expenses of the Independent Accounting Firm shall be paid one-half by Purchaser and one-half by Seller. Purchaser and Seller shall file all Tax Returns (including, but not limited to, IRS Form 8594) consistent with the Purchase Price Allocation, and shall not take any position inconsistent with the Purchase Price Allocation; provided that the Purchase Price Allocation shall be adjusted by any other subsequent payment made under this Agreement that affects the Purchase Price for U.S. federal income Tax purposes.

(j) Any and all existing Tax sharing agreements (whether written or not) binding upon the Company or any of its Subsidiaries have been terminated prior to or as of the Closing Date. After such date, neither the Company nor any of its Subsidiaries will have any further Liabilities thereunder.

(k) Notwithstanding anything in this Agreement to the contrary, the provision of Section 3.14 and this Section 5.11 shall survive for the full period all of applicable statues of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

(l) The indemnification provisions in Article VIII shall apply to this Section 5.11. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Section 5.11, the provisions of this Section 5.11 shall govern.

Section 5.12 Non-Competition; Non-Solicitation.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates (for purposes of this Section 5.12(a) only, “Affiliates” shall not include parties other than TECO Energy, Inc. and its direct or indirect Subsidiaries) to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and its Subsidiaries, on the one hand, and customers or suppliers of the Company and its Subsidiaries, on the other hand. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or its Subsidiaries or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.12(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company, its Subsidiaries, or Purchaser, (ii) after 365 days from the date of termination of employment, any employee whose employment has been terminated by the employee, (iii) any employee who responds to solicitation not specifically targeted at employees of the Company or its Subsidiaries (including by a search firm or recruiting agency) or (iv) any employee who initiates discussions regarding employment without any solicitation by Seller or any of its Affiliates in violation of this Agreement.

(c) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or its Subsidiaries or potential clients or customers of the Company or its Subsidiaries for purposes of diverting their business or services from the Company or its Subsidiaries.

(d) Seller acknowledges that a breach or threatened breach of this Section 5.12 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Seller acknowledges that the restrictions contained in this Section 5.12 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.12 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.12 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.13 Release. From and after the Closing, Seller, on behalf of itself and its Affiliates, hereby releases and forever discharges Purchaser, the Company, the Company’s Subsidiaries and each of their respective Affiliates (collectively, the “Purchaser Releasees”) from any and all claims, demands, actions, Contracts and Liabilities and Costs whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which Seller or its Affiliates (other than the Company and its Subsidiaries) now has, has ever had or may hereafter have against the respective Purchaser Releasees arising prior to or contemporaneously with the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing, whether or not relating to claims pending on, or asserted after, the Closing. From and after the Closing, Purchaser, on behalf of itself and its Affiliates, hereby releases and forever discharges Seller, its Subsidiaries and each of their respective Affiliates (collectively, the “Seller Releasees”) from any and all claims, demands, actions, Contracts and Liabilities and Costs whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which Company or its Affiliates now has, has ever had or may hereafter have against the respective Seller Releasees arising prior to or contemporaneously with the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing, whether or not relating to claims pending on, or asserted after, the Closing. Notwithstanding the foregoing, nothing in this Section 5.13 shall in any way limit or otherwise restrict any rights Seller may have against Purchaser or Purchaser may have against Seller arising out of, relating to or in connection with this Agreement or the other Transaction Documents and the transactions contemplated hereby or thereby.

Section 5.14 Reserved.

Section 5.15 Reserved.

Section 5.16 Reasonable Best Efforts. Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, each of the parties agrees to use its reasonable best efforts to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other party in doing all things necessary, proper or advisable under applicable Laws to (a) obtain applicable consents, waivers or approvals (including the Permit Approvals) of any Governmental Entities, and (b) defend any Actions challenging this Agreement or the performance of the obligations hereunder. Except as expressly set forth in this Agreement, and notwithstanding the foregoing, none of Purchaser, Seller, the Company or any of their respective Affiliates shall be obligated to grant or expend anything of material value, or perform any extraordinary service or other extraordinary actions, to obtain any applicable consent, waiver or approval.

Section 5.17 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.18 Reserved.

Section 5.19 Reserved.

Section 5.20 Kentucky River Properties Matters.

(a) For the 5-year period during which the Kentucky River Recoupable Amount is recoupable (the “Recoupment Period”), within thirty (30) days after the end of each calendar year during the Recoupment Period, Purchaser shall provide Seller with a schedule setting forth the production of coal during the prior calendar year from the property that is the subject of the Kentucky River Properties Leases.

(b) If Purchaser or any of its Affiliates recoups any recoupable balance, prepaid royalty or other similar type amount pursuant to the Kentucky River Properties Leases (including any of the Kentucky River Recoupable Amount) during the Recoupment Period, Purchaser shall be entitled to the first $1,300,000 of any such amounts and thereafter, Purchaser shall pay any such amounts to Seller within five (5) Business Days of receiving such amounts until payments to Seller equal $2,000,000.

ARTICLE VI

RESERVED

ARTICLE VII

RESERVED

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival.

(a) The representations and warranties contained in Article III and Article IV shall survive the Closing until the date that is six (6) months following the Closing, after which time such representations and warranties shall terminate and have no further force or effect (and no claim arising from a breach thereof may be made, except as otherwise provided herein).

(b) All covenants and agreements contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.

(c) The period of time a representation, warranty, covenant or agreement survives the Closing pursuant to this Section 8.1 shall be the “Survival Period” with respect to such representation, warranty, covenant or agreement. In the event notice of any claim for indemnification under this Article VIII shall have been given within the applicable Survival Period (and with reasonable specificity) and such claim has not been finally resolved by the expiration of such Survival Period, the representations, warranties, covenants or agreements that are the subject of such claim shall survive with respect to such claim until such claim is finally resolved.

Section 8.2 Obligations of Seller.

(a) Following the Closing, subject to the terms of this Article VIII, Seller shall indemnify and hold harmless Purchaser, its Affiliates and their respective directors and officers, shareholders, employees, representatives and other agents (collectively, the “Purchaser Indemnified Parties”) from and against any actual claims, Liabilities, losses, judgments, settlements, damages, costs, fees and expenses (including reasonable attorneys’ fees and expenses) (collectively, the “Losses”) incurred by any Purchaser Indemnified Party by reason of (i) any breach of any of the representations or warranties of Seller contained in Article III (in each case, as of the Closing Date, except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case as of such earlier date); (ii) any breach of or default in the performance of any of the covenants or agreements of Seller contained in this Agreement; (iii) the Excluded Liabilities; or (iv) any Liabilities or Costs of Seller or any of its Affiliates (other than the Company and its Subsidiaries) or the businesses, Contracts, properties or other assets of Seller or any of its Affiliates (other than the Company and its Subsidiaries), including Liabilities or Costs arising or resulting from any guaranty, guarantee, indemnity or similar obligation of the Company or its Subsidiaries with respect to Seller or its Affiliates (other than the Company and its Subsidiaries and other than as provided in Section 5.9(a)).

(b) The obligation of Seller to indemnify any Purchaser Indemnified Party for Losses in accordance with Section 8.2(a) shall be subject to the following limitations: (i) Seller shall not be required to provide indemnification to any Purchaser Indemnified Party pursuant to Section 8.2(a) unless the aggregate amount of Losses incurred by all the Purchaser Indemnified Parties in respect of all Claims against Seller for indemnification under Section 8.2(a) (“Purchaser Claims”) exceeds $2,500,000 (the “Basket”), provided, that once the Basket has been exceeded, the Purchaser Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Basket, provided further that once the Basket has been exceeded, no Purchaser Indemnified Party shall be entitled to make a claim against Seller for indemnification under Section 8.2(a) unless and until the aggregate amount of Losses incurred by such Purchaser

Indemnified Party with respect to the event or occurrence giving rise to such Purchaser Claim exceeds $10,000; and (ii) in no event shall the aggregate amount of Losses for which Seller is obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 8.2(a) exceed the greater of (x) the difference between $15,000,000 and the aggregate amounts paid by Seller or its Affiliates pursuant to Section 2.5(b) and Section 5.2(b) (the “Ceiling”) and (y) $5,000,000. Notwithstanding anything contained herein to the contrary, the limitations contained in this Section 8.2(b) shall not apply to Purchaser Claims under Section 8.2(a) for breach of representations or warranties contained in Section 3.1 (Corporate Status), Section 3.2 (Authorization), Section 3.5 (Capital Structure), Section 3.14 (Taxes), and Section 3.25 (Brokers’ Fees).

Section 8.3 Obligations of Purchaser.

(a) Following the Closing, subject to the terms of this Article VIII, Purchaser shall indemnify and hold harmless Seller, its Affiliates and their respective directors and officers, shareholders, employees, representatives and other agents (collectively, the “Seller Indemnified Parties”) from and against any Losses incurred by any Seller Indemnified Party by reason of (i) any breach of any of the representations or warranties of Purchaser contained in Article IV (in each case, as of the Closing Date, except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case as of such earlier date), (ii) any breach of or default in the performance of any of the covenants or agreements of Purchaser contained in this Agreement that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date, including without limitation Purchaser’s obligations under Section 5.2(a); (iii) the conduct of the Business during the Interim Period, including by reason of any actions or failures to act of Purchaser relating to the Business, the Coal Mining Permits and Environmental Permits (including bonds and other security therefor), the Owned Real Property, the Leased Real Property and Purchaser’s mining operations or (iv) any Liabilities or Costs of Purchaser or any of its Affiliates (other than Liabilities or Costs of the Company or its Subsidiaries that are not Excluded Liabilities and that arise from events, circumstances, actions, or any failure to act prior to the Closing) or the businesses, Contracts, properties or assets of Purchaser or any of its Affiliates (other than Liabilities or Costs of the Company or its Subsidiaries that are not Excluded Liabilities and that arise from events, circumstances, actions, or any failure to act prior to the Closing).

(b) The obligation of Purchaser to indemnify any Seller Indemnified Party for Losses in accordance with Section 8.3(a) shall be subject to the following limitations: (i) Purchaser shall not be required to provide indemnification to any Seller Indemnified Party pursuant to Section 8.3(a) unless the aggregate amount of Losses incurred by all the Seller Indemnified Parties in respect of all claims against Purchaser for Indemnification under Section 8.3(a) (“Seller Claims”) exceeds the Basket, provided, that once the Basket has been exceeded, the Seller Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Basket; and (iii) in no event shall the aggregate amount of Losses for which Purchaser is obligated to indemnify the Seller Indemnified Parties pursuant to Section 8.3(a) exceed the Ceiling.

Section 8.4 Indemnification Procedures and Limitations.

(a) In the event that any Action is commenced by a third party involving a claim for which a party required to provide indemnification hereunder (an “Indemnifying Party”) may be liable to a party entitled to indemnification (an “Indemnified Party”) hereunder (an “Asserted Liability”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Asserted Liability (the “Claim Notice”); provided, that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder, except to the extent that the Indemnifying Party is prejudiced by such delay. Any Claim Notice shall set forth, with as much specificity as is reasonably practicable, the basis of the claim for the Losses, the section(s) of this Agreement that form the basis for such claim, copies of all material written materials relating to such claim and, to the extent reasonably practicable, a reasonable estimate of the amount of the Losses that have been or may be incurred by the Indemnified Party. The Indemnifying Party, upon giving written notice to such Indemnified Party, will be entitled to assume the defense of such Asserted Liability, in whole or in part, at its own cost, with counsel of its own choosing and, in such an event, (i) the Indemnifying Party will be entitled to prosecute, appeal, negotiate, resolve, settle, compromise, arbitrate or otherwise pursue such Asserted Liability and (ii) the Indemnifying Party shall have no obligation to indemnify or pay for or reimburse any Indemnified Party for any attorneys’ fees, investigation costs or litigation expenses incurred by the Indemnified Party after the assumption of the defense of such Asserted Liability; provided, however, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise, resolve or consent to the entry of any judgment in respect of any Asserted Liability if any Indemnified Party is a party to the applicable claim or has been actually threatened to be made a party thereto unless such settlement, compromise, resolution or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Asserted Liability and provides solely for monetary relief to be satisfied by the Indemnifying Party. If the Indemnifying Party undertakes to defend against such Asserted Liability, the Indemnified Party shall: (i) fully cooperate with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof and (ii) have the right, at its own cost and expense, to participate in the defense of any Asserted Liability with counsel selected by it (and reasonably satisfactory to the Indemnifying Party) subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. Notwithstanding the foregoing, the

Indemnified Party shall have the right to control, pay or settle any Asserted Liability that the Indemnifying Party shall have undertaken to defend, so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any Asserted Liability by an Indemnified Party without the Indemnifying Party’s written consent. Notwithstanding the foregoing, upon notice to the Indemnifying Party by the Indemnified Party, the Indemnifying Party shall not be entitled to assume the defense or control of a Asserted Liability and shall pay the fees and expenses of counsel retained by the Indemnified Party hereunder if (x) such Asserted Liability relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (y) such Asserted Liability seeks injunctive or other equitable relief against the Indemnified Party, provided that, in any such case, the party against which the Asserted Liability is asserted hereunder shall have the right to retain its own counsel (but the fees and expenses of such counsel shall be at the expense of such party) and participate in the defense of such Asserted Liability, and the Indemnified Party shall not be liable for any settlement of such Asserted Liability without its written consent (which consent shall not be unreasonably withheld).

(b) In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made under any other representation, warranty, covenant, or agreement and shall be computed net of (i) payments received or reasonably expected to be received by the Indemnified Party under any insurance policy with respect to such Losses, (ii) any prior or subsequent recovery by the Indemnified Party from any Person with respect to such Losses and (iii) any net Tax benefit realized or reasonably expected to be realized by the Indemnified Party with respect to such Losses. If an Indemnified Party realizes a Tax benefit or receives an amount under insurance coverage with respect to Losses sustained at any time subsequent to any indemnification provided pursuant to this Article VIII, then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification up to such amount realized or received by the Indemnified Party.

(c) Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article VIII, or to make a claim for breach of any other provision of this Agreement or to any other remedy at Law or in equity, (i) if such Indemnified Party has expressly waived in writing the breach of or inaccuracy in a representation or warranty or the failure to perform a covenant or agreement made by the other party, which, for purposes of clarification, shall not include any implied waiver resulting from the Closing or otherwise, or (ii) to the extent any Losses were attributable to such Indemnified Party’s own fraud, gross negligence or willful misconduct. The Indemnified Party shall take all reasonable steps to mitigate any Losses upon and after becoming aware of any facts, matters, failures or circumstances that would reasonably be expected to result in any Losses that are indemnifiable hereunder. In the event the Indemnified Party shall fail to take, or cause to be taken, such reasonable steps, then notwithstanding anything in this Agreement to the contrary, the Indemnifying Party shall not be required to indemnify the Indemnified Party for that portion of Losses that could reasonably have been expected to have been avoided if the Indemnified Party had taken such commercially reasonable steps.

(d) To the extent that the Indemnifying Party makes any payment pursuant to this Article VIII in respect of Losses for which the Indemnified Party or any of its Affiliates have a right to recover against a third party (including an insurance company), the Indemnifying Party shall be subrogated to the right of the Indemnified Party or any of its Affiliates to seek and obtain recovery from such third party; provided, however, that if the Indemnifying Party shall be prohibited from such subrogation, the Indemnified Party or its Affiliates, as applicable, shall seek recovery from such third party on the Indemnifying Party’s behalf and pay any such recovery to the Indemnifying Party.

(e) Notwithstanding any other provision of this Agreement, in no event shall Seller or Purchaser be liable under this Article VIII for any punitive, incidental, indirect, treble, special or consequential damages.

(f) Any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

(g) Except in the case of fraud or willful misconduct and except as set forth in Section 5.4, Section 5.9 and Section 5.10(b), the remedies provided in this Article VIII shall be deemed the sole and exclusive remedies of the parties, from and after the Closing Date, with respect to this Agreement and the transactions contemplated hereby; provided, that the foregoing shall not prevent or prohibit any party hereto from seeking specific performance, injunctive relief or any other equitable remedy.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by both Purchaser and Seller and, subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that Purchaser shall be entitled to assign this Agreement and its right hereunder, in whole or in part, to any of its Affiliates without any consent from Seller, but Purchaser shall not be relieved from any liability hereunder as a result of such assignment.

Section 9.2 Choice of Law.

(a) This Agreement shall be governed by and interpreted and enforced in accordance with the internal Laws of the State of Delaware without regard to the conflicts of laws rules thereof.

(b) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.3 Consent to Jurisdiction and Service of Process. All judicial Actions brought against the parties arising out of or relating to this Agreement, or any obligations hereunder, shall be brought in the Delaware Court of Chancery located in Wilmington, Delaware, to the extent such court can assert jurisdiction over such judicial Action and otherwise in any state court located in Wilmington, Delaware or the courts of the United States located in Wilmington, Delaware. By executing and delivering this Agreement, the parties irrevocably: (a) accept generally and unconditionally the exclusive jurisdiction and venue of any state court located in Wilmington, Delaware or the courts of the United States located in Wilmington, Delaware; (b) waive any objections that such party may now or hereafter have to the laying of venue of any of the aforesaid Actions arising out of or in connection with this Agreement brought in the courts referred to in clause (a) above and hereby further irrevocably waive and agree not to plead or claim in any such court that such Action brought in any such court has been brought in an inconvenient forum; (c) agree that service of all process in any such Action in any such court may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 9.4; and (d) agree that service as provided in clause (c) above is sufficient to confer personal jurisdiction over such party in any such Action in any such court, and otherwise constitutes effective and binding service in every respect.

Section 9.4 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by facsimile or e-mail (which is confirmed by the intended recipient), and (c) when received by the addressee when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser, to:

Cambrian Coal Corporation

P.O Box 2100

Pikeville, Kentucky 41501

Attn:	President
Fax:	606-754-0963

with copies, in the case of notice to Purchaser, to:

Cambrian Coal Corporation

Legal Department

2408 Sir Barton Way, Suite 325

Lexington, Kentucky 40509

Attn:	General Counsel
Fax:	859-422-6760

and

Frost Brown Todd LLC

Lexington Financial Center

250 West Main Street

Suite 2800

Lexington, Kentucky 40507

Attn:	Paul Sullivan
Jeffrey Hallos
Fax:	859-231-0011

If to Seller, to:

TECO Diversified, Inc.

TECO Plaza

702 North Franklin Street

Tampa, Florida 33602

Attn:	General Counsel
Fax:	(813) 228-4811

with copies, in the case of notice to Seller, to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attn:	Sheldon S. Adler, Esq.
Fax:	(212) 735-2000

and

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Drive

Chicago, Illinois 60606

Attn:	Peter C. Krupp, Esq.
Steven H. Forbes, Esq.
Fax:	(312) 407-0411

Section 9.5 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 9.6 Fees and Expenses. Except as otherwise specified in this Agreement, each party shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 9.7 Entire Agreement. This Agreement (including the Purchaser Disclosure Schedule, the Seller Disclosure Schedule and the Exhibits) and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understandings, both oral and written, between the parties with respect to such subject matter; provided, however, this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement.

Section 9.8 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of or to this Agreement unless otherwise indicated.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated.

(d) Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement.

(e) Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(f) References in this Agreement to “dollars” or “$” are to U.S. dollars.

(g) This Agreement was prepared jointly by the parties and no rule that it be construed against the drafter will have any application in its construction or interpretation.

Section 9.9 Seller Disclosure Schedule. Although Seller will use its reasonable best efforts to cross-reference applicable Sections of the Seller Disclosure Schedule where appropriate, any matter disclosed in any Section of the Seller Disclosure Schedule shall be deemed to be disclosed for all purposes of this Agreement and all other Sections of the Seller Disclosure Schedule to the extent that it is readily apparent that such disclosure is applicable to such other Sections of the Seller Disclosure Schedule. The inclusion of any information in any Section of the Seller Disclosure Schedule shall not be deemed to be an admission or acknowledgment or otherwise imply that such information is required to be listed in any Section of the Seller Disclosure Schedule or that any such matter rises to a Material Adverse Effect or is material to or outside the ordinary course of business of the Company or any of its Subsidiaries or the Business (or that any such matter is above any specified threshold). Matters reflected in the Seller Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Seller Disclosure Schedule. Such additional matters are set forth for informational purposes and the Seller Disclosure Schedule does not necessarily include other matters of a similar nature. All references in the Seller Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks between Purchaser and Seller and are not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any party to this Agreement by any Person who is not a party to this Agreement, or give rise to any claim or benefit to any Person who is not a party to this Agreement. In addition, the disclosure of any matter in the Seller Disclosure Schedule is not to be deemed an admission that such matter actually constitutes non-compliance with, or a violation of, any Law, Permit or Contract or other topic to which such disclosure is applicable. In no event shall the disclosure of matters disclosed in the Seller Disclosure Schedule or the Electronic Data Room be deemed or interpreted to broaden Seller’s representations and warranties, obligations, covenants, conditions or agreements contained in this Agreement. The headings contained in the Seller Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Seller Disclosure Schedule or this Agreement.

Section 9.10 Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by Seller and Purchaser. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.11 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument binding upon all of the parties, notwithstanding the fact that all of the parties are not signatory to the original or the same counterpart. For purposes of this Agreement, signatures delivered by facsimile or in portable document format (.pdf) shall be deemed originals.

Section 9.12 Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder; provided, however, that the provisions in Article VIII concerning indemnification are intended for the benefit of the Persons entitled to indemnity thereunder.

Section 9.13 Specific Performance. The parties agree that, if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

Section 9.14 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

[Remainder of Page Intentionally Left Blank; Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

TECO DIVERSIFIED, INC.

By:	/s/ Sandra W. Callahan
	Name:	Sandra W. Callahan
	Title:	Vice President

CAMBRIAN COAL CORPORATION

By:	/s/ James H. Booth
	Name:	James H. Booth
	Title:	President